Exhibit 1
Japan Finance Organization
for Municipalities
This description of Japan Finance Organization for Municipalities is dated August 31, 2010 and appears as Exhibit 1 to its Annual Report on Form 18-K to the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN FINANCE ORGANIZATION FOR MUNICIPALITIES.

FURTHER INFORMATION
This document appears as an exhibit to the Annual Report on Form 18-K of Japan Finance Organization for Municipalities (“JFM”) filed with the U.S. Securities and Exchange Commission (the Commission). Additional information with respect to JFM is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the Commission’s public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such documents may also be obtained from JFM by telephoning 81-3-3539-2697. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on August 30, 2010, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was 85.12 = $1.00, and the noon buying rate on August 27, 2010 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was 85.10 =$1.00.
References to fiscal years of JFM are to the 12-month periods commencing on April 1 of the year indicated, except that references to the fiscal year 2008 refer to (1) the six-month fiscal period ended September 30, 2008 of Japan Finance Corporation for Municipal Enterprises (the predecessor to JFM) (the “Predecessor”), which was its last fiscal period, and (2) the eight-month fiscal period ended March 31, 2009 of JFM, which was its first fiscal period.
Unless otherwise indicated, all amounts relating to JFM are presented on a basis consistent with the audited financial statements of JFM, which have been prepared in accordance with the Japan Finance Organization for Municipalities Law (Law No. 64 of May 30, 2007), as amended (the “JFM Law”), and which are included in this document.
Figures in tables may not add up to totals due to rounding.

JAPAN FINANCE ORGANIZATION FOR MUNICIPALITIES
JFM was established on August 1, 2008, initially under the name “Japan Finance Organization for Municipal Enterprises,” by local governments as an autonomously managed organization. JFM started its business on October 1, 2008, at which time JFM succeeded to substantially all of the rights and assets of the Predecessor and assumed all of the obligations of the Predecessor and the Predecessor was dissolved. Whereas the Predecessor’s capital was contributed entirely by the national government, JFM’s capital was provided by Japan’s local governments. At the time of JFM’s establishment, JFM received contributions in the amount of ¥16.6 billion from all of the local governments (prefectures, government-designated cities, cities, special wards of Tokyo, towns and villages – 1,857 in total as of August 1, 2008).
On June 1, 2009, the amended JFM Law went into effect, which provided for the change of JFM’s name, expansion of the scope of its lending and flexibility of its lending terms. See “Recent Developments – Reorganization from Japan Finance Organization for Municipal Enterprises to Japan Finance Organization for Municipalities”. Among other changes, the name of JFM was changed from “Japan Finance Organization for Municipal Enterprises” to “Japan Finance Organization for Municipalities”.
Under the JFM Law, JFM is supervised by the Representative Board, a committee composed of representatives of Japan’s local governments and individuals who are knowledgeable in economics, finance, law and accounting as well as the affairs of local administrations and their finances, with respect to such matters as appointment of management, business plans and annual budget.
CAPITALIZATION
The capitalization of JFM as of March 31, 2010 was as follows:

(in millions)
Domestic bonds:
Government guaranteed bonds:
0.5%-2.2% Guaranteed Bonds due 2009-2022	¥10,963,620
Non-government guaranteed private placement bonds	3,370,200
Non-government guaranteed public offering bonds	3,176,660
Government guaranteed bonds issued overseas	1,044,420

Total long-term bonds (1)	18,554,900

Net Assets:
Capital	16,602
Retained earnings	5,834
General account surplus reserve	5,834
Valuation, translation adjustments and others	(1,340)
Management account surplus reserve	39,517

Total net assets	60,613

Total capitalization	¥18,615,513

(1)	Includes current maturities. For additional information relating to long-term bonds, see Note 6 to JFM’s audited financial statements included elsewhere in this document.

BUSINESS
Purpose and Authority
Under the JFM Law, JFM’s objective is to contribute to the sound financial operation of local governments and to improve the welfare of local residents by providing long-term funding at low interest rates to local governments with respect to their general account-related projects as well as to municipal enterprises, and also by supporting funding by local governments from capital markets, in order to efficiently and effectively acquire such funding. Municipal enterprises are departments within local governments which undertake public service activities, such as water supply, sewerage, hospital facilities and transportation, which are accounted for independently from general services like social welfare and education.
Government Control and Supervision
JFM’s capital is contributed by all of Japan’s local governments – 47 prefectures as well as government-designated cities, cities, special wards of Tokyo, towns and villages. JFM is subject to control and supervision of the local governments through the Representative Board, which consists of members nominated by the local governments. There are six members, three of which are heads of local governments (governors of prefectures or mayors of cities, towns or villages) and the other three are individuals knowledgeable in economics, finance, law and accounting as well as the affairs of local administrations and their finances. The term of each member is three years. The Representative Board appoints JFM’s President and Chief Executive Officer and Corporate Auditors. The Representative Board is authorized to approve such key management matters as appointment of management, business plans and annual budget. The Representative Board is also authorized to obtain from JFM’s management information relating to JFM’s operations and financial condition, and to order JFM’s management to take corrective actions with respect to any illegal or other inappropriate activities.
To ensure adequate third-party monitoring of JFM’s business activities, JFM has a Supervisory Committee (the “Committee”). The members of the Committee are appointed by the Representative Board, and are individuals knowledgeable in economics, finance, law and accounting as well as the affairs of local administrations and their finances. The Committee is authorized to monitor JFM’s annual budgets and business plans and to provide its opinions and recommendations to JFM’s management with respect to key matters on JFM’s business and operations. JFM’s management is required to report to the Representative Board, and to give due regard to, such opinions and recommendations of the Committee.
Under the JFM Law, JFM is required to report to the national government (the Minister for Internal Affairs and Communications) its annual budgets, business plans and financial statements. Changes to JFM’s articles of incorporation require the approval of the Minister for Internal Affairs and Communications. The Minister for Internal Affairs and Communications is authorized to request JFM to take corrective actions with respect to any illegal or other inappropriate activities.

The following diagram summarizes the governance structure of JFM:
Corporate Governance System

*	Three associations of local governments are National Governors’ Association, Japan Association of City Mayors and National Association of Towns and Villages.

Loan Operations
JFM’s loan operations can be broadly divided into general loans and entrusted loans. General loans are loans to local governments. Entrusted loans are loans from funds entrusted to JFM by The Japan Finance Corporation (“JFC”), a governmental financial institution, which are used for on-lending to local governments for financing maintenance of public forests and improvements of pastures.
The following tables give details of the loans extended by the Predecessor during the three years and six months period ended September 30, 2008, and JFM during the one year and six months period ended March 31, 2010.
Loans Extended

	The Predecessor								JFM
	Years ended March 31,						Six months ended				Year ended March 31,
	2006		2007		2008		September 30, 2008		March 31, 2009		2010
	(in billions)
General Loans And Loans To Local Public Corporations
Community facilities
Water supply	¥186	13.3%	¥164	13.4%	¥156	13.9%	¥20	3.1%	¥131	27.6%	¥155	12.0%
Gas supply	1	0.1	1	0.1	1	0.1	0	0.0	1	0.2	1	0.1
Sewerage	497	35.5	446	36.6	437	38.8	265	41.9	193	40.6	407	31.5
Public housing	28	2.0	24	2.0	16	1.5	14	2.2	3	0.5	16	1.3
General projects	—	—	—	—	—	—	—	—	—	—	15	1.2
High school construction(1)	4	0.3	6	0.5	2	0.2	2	0.3	0	0.0	—	—
Improvement of rivers and other waterways(1)	5	0.4	6	0.5	7	0.6	5	0.7	1	0.1	—	—
Hospitals	74	5.3	57	4.7	50	4.5	4	0.6	64	13.5	53	4.1
Elderly care	7	0.5	4	0.3	3	0.2	1	0.1	1	0.2	0	0.0

	802	57.3	708	58.0	672	59.7	311	48.9	394	82.7	647	50.2

Road construction and transportation facilities
Transportation (excluding subways)	5	0.4	10	0.8	9	0.8	0	0.0	2	0.5	5	0.4
Subways	97	6.9	64	5.2	53	4.7	1	0.1	48	10.1	46	3.6
Local road construction	261	18.6	209	17.1	166	14.8	118	18.6	18	3.8	115	8.9
Toll roads and parking facilities	4	0.3	2	0.1	1	0.1	1	0.2	0	0.0	2	0.1
Recreation facilities	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0

	367	26.1	285	23.3	229	20.4	120	18.9	68	14.4	168	13.0

Industry and distribution-related facilities
Industrial water supply	8	0.5	7	0.5	8	0.8	0	0.0	12	2.5	8	0.6
Electricity supply	1	0.1	1	0.1	1	0.1	0	0.0	0	0.1	1	0.1
Port facilities	8	0.6	6	0.5	5	0.4	3	0.5	1	0.2	4	0.3
Regional development	—	—	1	0.1	—	—	—	_—	—	—	—	—
Industrial waste disposal	4	0.3	4	0.3	0	0.0	0	0.0	0	0.0	0	0.0
Markets	7	0.5	4	0.4	4	0.3	1	0.1	1	0.1	2	0.1
Slaughterhouse	1	0.1	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0

	29	2.0	23	1.8	18	1.6	4	0.6	14	2.9	15	1.1

Others
Regional revitalization projects	—	—	—	—	—	—	—	—	—	—	0	0.0
Disaster prevention projects	—	—	—	—	—	—	—	—	—	—	0	0.0
Special municipal merger projects	—	—	—	—	—	—	—	—	—	—	11	0.9
Extraordinary financial countermeasures funding	—	—	—	—	—	—	—	—	—	—	449	34.8
Refinance loans	200	14.3	200	16.4	200	17.8	199	31.4	0	0.0	0	0.0

General Loans (subtotal)	1,398	99.7	1,216	99.6	1,120	99.4	633	100.0	475	100.0	1,291	100.0

Local toll road public corporations	5	0.3	5	0.4	6	0.6	0	0.0	—	—	—	—
Local land development public corporations	—	—	—	—	—	—	—	—	—	—	—	—

Loans to local public corporations (subtotal)	5	0.3	5	0.4	6	0.6	0	0.0	—	—	—	—

Total	¥1,402	100.0%	¥1,221	100.0%	¥1,126	100.0%	¥633	100.0%	¥475	100.0%	¥1,291	100.0%

Entrusted Loans
Forests	¥16	98.2%	¥13	98.4%	¥13	98.3%	¥4	96.3%	¥4	95.8%	¥3	95.4%
Pastures	0	1.8	0	1.6	0	1.7	0	3.7	0	4.2	0	4.6

Total	¥17	100.0%	¥13	100.0%	¥13	100.0%	¥4	100.0%	¥4	100.0%	¥3	100.0%

______________
Note (1) Accounts consolidated since June 1, 2009

Loans Outstanding

	The Predecessor								JFM
	As of March 31,						As of September 30,		As of March 31,		As of March 31,
	2006		2007		2008		2008		2009		2010
	(in billions)
General Loans And Loans To Local Public Corporations
Community facilities
Water supply	¥4,974	20.1%	¥4,848	20.0%	¥4,600	19.8%	¥4,313	19.2%	¥4,326	19.5%	¥4,236	19.2%
Gas supply	70	0.3	63	0.3	56	0.2	51	0.2	48	0.2	42	0.2
Sewerage	9,779	39.5	9,736	40.1	9,423	40.6	9,240	41.2	9,199	41.4	9,119	41.4
Public housing	820	3.3	777	3.2	719	3.1	691	3.1	663	3.0	617	2.8
General projects	—	—	—	—	—	—	—	—	—	—	330	1.5
High school construction	110	0.4	107	0.4	98	0.4	96	0.4	91	0.4	—	—
Improvement of rivers and other waterways	330	1.3	308	1.3	284	1.2	273	1.2	260	1.2	—	—
Hospitals	457	1.8	484	2.0	503	2.2	492	2.2	541	2.4	561	2.6
Elderly care	21	0.1	24	0.1	26	0.1	26	0.1	26	0.1	25	0.1

	16,561	66.9	16,347	67.4	15,709	67.6	15,182	67.6	15,154	68.2	14,930	67.8

Road construction and transportation facilities
Transportation (excluding subways)	25	0.1	29	0.1	32	0.1	28	0.1	27	0.1	25	0.1
Subways	1,622	6.5	1,599	6.6	1,558	6.7	1,477	6.6	1,481	6.7	1,438	6.5
Local road construction	5,330	21.5	5,153	21.2	4,900	21.1	4,793	21.4	4,615	20.8	4,325	19.6
Toll roads and parking facilities	136	0.5	126	0.5	114	0.5	109	0.5	103	0.5	92	0.4
Recreation facilities	20	0.1	17	0.1	11	0.0	10	0.0	9	0.0	8	0.0

	7,133	28.8	6,924	28.5	6,615	28.5	6,418	28.6	6,235	28.1	5,888	26.6

Industry and distribution-related facilities
Industrial water supply	357	1.4	328	1.4	308	1.3	280	1.3	281	1.3	262	1.2
Electricity supply	102	0.4	93	0.4	84	0.4	80	0.4	76	0.4	67	0.3
Port facilities	133	0.5	129	0.5	123	0.5	120	0.5	115	0.5	107	0.5
Regional development	122	0.5	104	0.4	68	0.3	67	0.3	56	0.3	49	0.2
Industrial waste disposal	10	0.0	14	0.1	14	0.1	13	0.0	12	0.0	11	0.1
Markets	117	0.5	112	0.5	106	0.5	102	0.5	97	0.4	90	0.4
Slaughterhouse	8	0.0	8	0.0	7	0.0	7	0.0	7	0.0	6	0.0

	849	3.4	788	3.2	710	3.1	669	3.0	644	2.9	592	2.7

Others
Regional revitalization projects	—	—	—	—	—	—	—	—	—	—	0	0.0
Disaster prevention projects	—	—	—	—	—	—	—	—	—	—	0	0.0
Special municipal merger projects	—	—	—	—	—	—	—	—	—	—	11	0.1
Extraordinary financial countermeasures funding	—	—	—	—	—	—	—	—	—	—	449	2.1

General Loans (subtotal)	24,543	99.1	24,059	99.1	23,033	99.2	22,270	99.2	22,036	99.2	21,871	99.3

Local toll road public corporations	222	0.9	209	0.9	197	0.8	188	0.8	179	0.8	159	0.7
Local land development public corporations	—	—	—	—	—	—	—	—	—	—	—	—

Loans to local public corporations (subtotal)	222	0.9	209	0.9	197	0.8	188	0.8	179	0.8	159	0.7

Total	¥24,765	100.0%	¥24,268	100.0%	¥23,230	100.0%	¥22,459	100.0%	¥22,215	100.0%	¥22,030	100.0%

Entrusted Loans
Forests	¥365	92.3%	¥358	92.6%	¥351	93.0%	¥348	93.5%	¥344	93.4%	¥337	93.8%
Pastures	30	7.7	28	7.4	26	7.0	24	6.5	24	6.6	22	6.2

Total	¥395	100.0%	¥386	100.0%	¥377	100.0%	¥372	100.0%	¥369	100.0%	¥360	100.0%

Loan Terms
The terms and conditions applicable to JFM’s loans other than entrusted loans are determined by JFM in accordance with the costs of funds procured by JFM. The terms and conditions of entrusted loans are determined by JFC.
Interest Rates
Loan interest rates consist of three types: standard interest rate; special interest rate; and extra-special interest rate.
Standard Interest Rate. The standard interest rate represents the rate at which the discounted present value of cash flows of the fund raised by JFM to make loans equals the discounted present value of cash flows generated by those loans with their respective terms to maturity, grace periods and repayment methods.

Special Interest Rate. The special interest rate is set at a discount on the standard rate (0.3% below standard rate) for projects that are particularly important to the livelihood of residents.
Extra-Special Interest Rate. The extra-special interest rate is set at a further discount on the standard rate (0.35% below standard rate) for special projects of great urgency and necessity to respond appropriately to the issues of the regional community.
The trend of loan interest rates for fiscal year 2009 is shown below. During this period, extra-special interest rates were at the same level as the rates of the Fiscal Loan Fund provided by the national government.

Month/Year	April ’09	May ’09	June ’09	July ’09	August ’09	September ’09
Interest Rate Reset Date	Apr 20	May 25	Jun 17	Jul 21	Aug 19	Sep 17
Standard Interest Rate	2.20	2.20	2.25	2.05	2.20	2.10
Special Interest Rate	2.00	2.10	2.20	2.00	2.10	2.00
Extra-Special Interest Rate	2.00	2.10	2.20	2.00	2.10	2.00
Interest Rate of Fiscal Loan Fund	2.00	2.10	2.20	2.00	2.10	2.00

Month/Year	October ’09	November ’09	December ’09	January ’10	February ’10	March ’10
Interest Rate Reset Date	Oct.28	Nov.26	Dec.22	Jan.27	Feb.24	Mar.19
Standard Interest Rate	2.05%	2.15%	2.05%	2.15%	→	→
Special Interest Rate	→	2.10%	1.90%	2.10%	→	→
Extra-Special Interest Rate	→	2.10%	1.90%	2.10%	→	→
Interest Rate of Fiscal Loan Fund	→	2.10%	1.90%	2.10%	→	→

*
The figures for April 2009 through May 2009 are fixed interest rates for loans with 28-year maturity and 5-year grace period. The figures for June 2009 through March 2010 are fixed interest rates for loans with 30-year maturity and 5-year grace period. The interest rates of the Fiscal Loan Fund are based on the same conditions.

Maturities
The loan maturity, which is set according to the purpose of the loan, was previously 28 years at the maximum. As a result of the review of the loan maturity for each purpose, which was conducted at the time of the reorganization of JFM in June 2009, the maximum term to maturity was extended to 30 years for fiscal 2009 loans. The new loan maturities for major purposes are shown below.

	Loans for Fiscal 2010
	Fixed Interest Rate		Adjustable Interest Rate*
		Grace		Grace
Loan Category by Project	Maturity	Period	Maturity	Period
Public Housing	25	5	25	5
Social Welfare Facilities Construction Projects	20	3	20	3
General Projects	20	5	20	5
Regional Revitalization Projects	30	5	30	5
Disaster Prevention Projects	30	5	30	5
Local Road Construction Projects	20	5	20	5
Special Municipal Merger Projects	30	5	30	5
Extraordinary Financial Countermeasures Funding
Prefectures and Government-designated Cities	—	—	30	3
Cities, Towns and Villages	—	—	20	3
Water Supply	30	5	30	5
Transportation	30	5	30	5
Hospitals	30	5	30	5
Sewerage	30	5	30	5
Industrial Water Supply	30	5	30	5
Electricity Supply	30	5	30	5
Gas Supply	25	5	25	5
Port Facilities	20	5	30	5
Markets	25	5	25	5
Slaughterhouses	20	5	20	5

(*	Note: Reviewed every 10 years)

The following table sets forth information concerning the maturities of JFM’s outstanding loans as of March 31, 2010.
Loans Outstanding by Maturity

	(in millions)
5 years or less	¥1,376,654	6.2%
More than 5 years to 10 years	3,569,792	16.1%
More than 10 years to 20 years	10,977,510	49.8%
More than 20 years	6,106,271	27.7%

Total	¥22,030,227	100.0%

Funds Available for Lending
The following table gives details of funds available for lending of the Predecessor during the three years and six months period ended September 30, 2008, and JFM during the one year and six months period ended March 31, 2010 (other than funds entrusted by JFC).

	The Predecessor				JFM
	Years ended March 31,			Six months ended		Year ended March 31,
				September 30,	March 31,
	2006	2007	2008	2008	2009	2010
	(in billions)
Cash and deposits at the beginning of the year	¥666	¥721	¥768	¥1,122	¥17	¥1,417
Government guaranteed bonds (domestic)	951	739	650	220	720	401
Government guaranteed bonds (foreign)	128	120	119	75	0	0
Non-guaranteed public offering bonds (domestic)	399	360	370	150	160	399
Non-guaranteed private placement bonds	335	334	255	127	0	250
Contributions of the proceeds from public races	9	11	14	2	(10)	9
Proceeds from collection of loans	1,663	1,716	2,164	1,405	719	749
Other	780	734	693	315	1,715	278

Subtotal	¥4,932	¥4,734	¥5,032	¥3,416	¥3,320	¥3,502
Bonds redeemed and other outflows	2,806	2,748	2,783	1,358	1,397	1,435

Funds available for lending	2,126	1,986	2,249	2,058	1,605	2,067
Total loan funds	¥1,405	¥1,218	¥1,126	¥633	¥475	¥934

Cash and deposits at the end of the year	721	768	1,122	1,425	1,130	1,134

JFM raises funds for its loan operations mainly by issuing non-guaranteed bonds in the capital markets. JFM is permitted to issue Japanese government-guaranteed bonds to refinance previously-issued Japanese government-guaranteed bonds (including those issued by the Predecessor). The national government draws up a plan for its Fiscal Investment and Loan Program (Zaito plan) each year. The annual Zaito plan, which is subject to approval by the Diet, determines the allocation of funds and extent of government guarantees for institutions including JFM.
Contributions of the proceeds from horse, bicycle, motorcycle and boat races, operated exclusively by local governments, are forwarded to JFM in accordance with the Local Finance Law. The contributions are accumulated in a separate account (Fund for Improvement of Operations of Municipalities) and monies transferred from returns from the management of the Fund to the accounts are applied to contribute to the reduction of interest rates on loans to local governments.
Risk Management
JFM established the Integrated Risk Management Committee as part of its efforts to identify and formulate appropriate responses to the various risks JFM must deal with in the course of operations, including interest rate risk. In addition, JFM is promoting more advanced analytical procedures for its asset and liability management.

Credit Risk
Credit risk is the risk of loss arising from a credit event, such as deterioration in the financial condition of a borrower, that causes an asset to lose value or become worthless. In addition to credit risk associated with loans, market transactions also involve credit risk.
Credit risk for loans. JFM makes loans exclusively to local governments, and does not expect any default on loans made to local governments for the reasons outlined below. JFM and the Predecessor have never experienced any loan losses.
The national government includes local government debt servicing costs in the expenditure of the Local Government Finance Program, and secures the total amount of local allocation tax which balances local governments’ total expenditures including debt servicing costs and total revenue. Thus, the national government effectively secures revenue sources for principal and interest payments for local governments. The national government also secures revenue sources for debt service for individual local governments by including a portion of local government debt servicing costs in the Standard Financial Needs when calculating local allocation tax.
Under the consultation system for local government bonds and loans, credit reviews must include checks on situations of local government debt servicing, and tax revenue and necessary revenue sources to be secured. Additionally, under the Early Warning System, the local governments whose debt servicing costs and financial deficits exceed a certain level must apply for approval to issue bonds or obtain loans, so that the credit standing of local government bonds and loans is maintained.
Under the Law Relating to the Financial Soundness of Local Governments, which was promulgated in June 2007, local governments whose fiscal indicators exceed the early warning limits must make their own efforts toward achieving fiscal soundness, and local governments whose fiscal indicators exceed the reconstruction limits must take necessary actions to restore fiscal soundness under the oversight of the national government with regard to redemption of local government bonds and loans, and other operations.
As of March 31, 2010, JFM’s total outstanding loans stood at ¥22,030.2 billion. The amount of outstanding loans made to local government road corporations by the Predecessor was ¥158.9 billion which accounted for approximately 0.7 % of the total loans.

JFM is not subject to the “Banking Law” or the “Financial Reconstruction Law,” but performs selfassessment of loans made to local government road corporations in accordance with the “Financial Inspection Manual” of the Financial Services Agency (FSA). All of these loans have been processed as unclassified assets based on the self-assessment.
The amount of loans made to local governments whose fiscal indicators exceeded the early warning limits or the reconstruction limits accounted for approximately 0.3% of the total loans.
Credit risk associated with market transactions. JFM is exposed to the risk of loss arising from credit events, such as deterioration in the financial condition of a counterparty, which causes an asset to lose value or become worthless. However, JFM appropriately manages credit risk of this type by constantly monitoring counterparties’ financial standing and limiting them to financial institutions that meet the credit rating and other criteria. In addition, JFM enters into ISDA Master Agreements with all derivatives counterparties and CSA (Credit Support Annex) with major financial institutions to reduce credit risk resulting from fluctuations in the value of derivative transactions.
Market Risk
Market risk is the risk of loss resulting from changes in the value of assets and liabilities due to fluctuations in risk factors such as interest rates, securities prices and foreign exchange rates, or the risk of loss resulting from changes in earnings generated from assets and liabilities. Market risk includes interest rate risk, foreign exchange risk, inflation risk and price change risk.
Interest rate risk. Interest rate risk is the risk of loss resulting from fluctuations in interest rates. More specifically, it is the risk of losses incurred or decrease in profits, which would arise from fluctuations in interest rates when there is an interest rate or maturity gap between assets and liabilities.
JFM makes loans to local governments. The maximum term to maturity is 30 years, but the majority of the funds for these loans is raised mainly through issuance of 10-year bonds, which creates interest rate risk associated with bond refinance.

(Reference)

JFM takes the following measures to address the interest rate risk resulting from a duration gap between lending and fund-raising.

• JFM maintains necessary reserves for interest rate volatility to cope with the interest rate risk resulting from a duration gap between lending and fund-raising. The amount of the above reserves stood at ¥440 billion in the General account and ¥3,111 billion in the Management account for a total of ¥3,551 billion in both accounts at the end of March 2010.
• As assets and liabilities in JFM’s General account are expected to expand as a result of the loans and fund-raising for local governments after JFM was established, JFM carries out an ALM analysis of this account in a timely and appropriate manner to further enhance the effectiveness of its management of interest rate risk. JFM also endeavors to reduce its exposure to interest rate risk by setting the following medium-term between fiscal 2009 and fiscal 2013 management target, by continuously issuing super-long bonds with maturities exceeding 10 years, and by utilizing interest rate swaps. Since it had only been a year-and-a-half since JFM started its operation, both assets and liabilities were low compared to the Management account, but the outlier ratio for the end of fiscal 2009 was 8.6% and the duration gap was 1.14 years, within the management target.
(1) Keep the “outlier ratio” below approximately 20%. “Outlier ratio” is the ratio of “decline in economic value” as a result of interest rate shocks to net assets including reserves for interest rate volatility and the Fund for Improvement of Operations of Municipalities. “Decline in economic value” is the decline of present value after interest rate shocks (an upward and downward 200 bp parallel shift of the yield curve).
(2) Keep a duration gap below approximately 2 years.
• The Management account, which manages assets and liabilities related to money loaned by the Predecessor, is currently exposed to greater interest rate risk than the General account, but JFM contributes to the required Reserves for Interest Rate Volatility as described above. The amount of the above reserves stood at ¥3,111 billion. But in the future, assets and liabilities will contract as time passes since new loans have not been made after October 2008, and interest rate risk will decline.
JFM is also exposed to pipeline risk, whereby losses would be incurred or profits decrease as a result of interest rate fluctuations during the time from which JFM raises money through bond issuance and the point at which the money is loaned to local governments.
JFM uses swap transactions to hedge against pipeline risk.
Foreign exchange and other risks. Various risks associated with bond principal and interest payments are hedged by swap transactions. These risks include foreign exchange risk related to foreign currency denominated bonds, interest rate risk related to floating rate bonds, and risk of fluctuations in the amounts of principal and interest of inflation-indexed bonds.
JFM’s investments of surplus funds are exposed to the risk of losses on the sale of securities resulting from price declines and the risk of realized losses on foreign currency-denominated deposits resulting from fluctuations in foreign exchange rates. Accordingly, in principle JFM minimizes the risk of price fluctuation by holding investments until maturity, and hedges foreign exchange risk by using foreign exchange contracts.

Liquidity Risk
Liquidity risk is the risk that JFM would incur losses because it finds it difficult to secure the necessary funds or is forced to obtain funds at far higher interest rates than under normal conditions due to a mismatch between the maturities of assets and liabilities or an unexpected outflow of funds (funding liquidity risk). It also includes the risk that JFM would incur losses because it is unable to conduct market transactions or is forced to conduct transactions at far more unfavorable prices than under normal conditions due to market disruption or other difficult situations (market liquidity risk).
JFM’s exposure to liquidity risk is extremely low because loans are made to local governments according to a pre-set schedule, and the daily cash and liquidity management is carried out based on a quarterly plan for fund management. Moreover, JFM has entered into overdraft agreements with several financial institutions to prepare for the unexpected, and invests surplus funds only in short-term financial products.
Operational Risk
Operational risk is the risk of loss resulting from inadequate operation processes, inadequate activities by management and staff, and inadequate computer systems, or from external events.
Administrative risk. Administrative risk is the risk of loss resulting from the neglect by management and staff to properly conduct administrative work, accidents caused by them and violation of laws conducted by them in the course of the administrative work process.
JFM endeavors to mitigate its exposure to administrative risk by preparing operational manuals, holding educational seminars and reducing operational workload through systematization.
Systems risk. Systems risk is the risk that the confidentiality, integrity and availability of information assets will be impaired as a result of computer system inadequacies or the fraudulent use of computer systems.
JFM has established and implemented the “Systems Risk Management Policy” and the “Systems Risk Management Standard” to appropriately manage systems risk and ensure smooth business operations.
JFM has also prepared the “Contingency Plan” to minimize the scope of losses and the impact on operations and restore normal operations promptly and efficiently in the event that computer systems break down or cannot be used due to unexpected accidents, disasters or malfunctions.
Other risks. In addition to the aforementioned risks, JFM appropriately identifies and addresses other risks, such as legal risk, personnel risk, physical asset risk and reputation risk.

MANAGEMENT
JFM is managed by the President and Chief Executive Officer, one Deputy President and up to three Senior Executive Directors. In addition, it has two Corporate Auditors. The President and Chief Executive Officer and the Corporate Auditors are appointed by the Representative Board. The Deputy President and the Senior Executive Directors are appointed by the President and Chief Executive Officer with the approval of the Representative Board. When the Representative Board or the President and Chief Executive Officer has appointed an officer, JFM is required to notify the officer’s name and address to the Minister for Internal Affairs and Communications.
The President and Chief Executive Officer has the authority to manage all operations and holds the right of final decision and representation on all matters related to JFM. The Deputy President and Senior Executive Directors assist the President and Chief Executive Officer in the performance of his duties.
The Corporate Auditors are responsible for auditing the accounts of JFM, and may, at their discretion, submit reports to the Representative Board, the President and Chief Executive Officer and the Ministers of Internal Affairs and Communications.
The executive officers and corporate auditors of JFM as of the date of this Exhibit are as follows:

President and Chief Executive Officer	Yuji Watanabe

Deputy President	Masamichi Fukunaga

Senior Executive Directors	Takeji Takei
Senior Executive Director (in charge of overall coordination, Corporate Planning Department, Administration Department and Loan Department)
Yoji Ninomiya
Senior Executive Director (in charge of Finance Department)
Takao Kodama
Senior Executive Director (part-time)

Corporate Auditors	Shuichi Kadowaki Nadamu Takata (part-time)

DEBT RECORD
There has been no default of interest or principal on any obligation of JFM or the Predecessor.
FINANCIAL STATEMENTS OF THE PREDECESSOR
Set forth below are the Predecessor’s unaudited financial statements for the six months ended September 30, 2008. The Predecessor’s financial statements below were prepared in accordance with the Japan Finance Corporation for Municipal Enterprises Law and the Law Concerning the Budget and Settlement of Accounts of Public Corporations and the regulations thereunder, as well as with accounting principles and procedures generally followed by governmental financial institutions in Japan.
Statements of Income
Set forth below are the Predecessor’s unaudited financial statements for the six months ended September 30, 2008. The following statements of income should be read in conjunction with the other financial statements and “Notes to Financial Statements” included in this Annual Report.

Six months ended
September, 30
2008
(in millions)
Revenues
Interest on loans
Interest on long-term loans	¥309,721
Interest on loans in process	—
Interest on short-term loans	—

309,721

Fees for entrusted loans	119
Interest on deposits	1,871
Profit on securities sold	139
Miscellaneous income	306
Transfer from fund for the improvement of operations of municipal enterprises	—
Gains on sales of fixed assets	—
Reversal of reserves for reduced interest loans	15,549

Total revenues	¥327,704

Expenses
Interest on bonds	158,055
Interest on short-term borrowing	—
Miscellaneous interest payments	172
Office expenses	1,179
Bond-issue costs	204
Depreciation	30
Amortization of deferred bond expenses	1,544
Miscellaneous losses	1
Loss on disposal of fixed assets	—
Provision for fund for the improvement of operations of municipal enterprises	1,296
Loss of bond redemption	—
Provision for reserves for reduced interest loans	2,075
Provision for reserves for loss on refinance of bonds	—

Net income	163,148
Total expenses	¥327,704

Balance Sheet

Six months ended
September, 30
2008
(in millions)
Assets
Long-term loans	¥22,458,657
Entrusted loans	372,301
Cash and deposits	1,424,899
Securities	—
Accrued income	15,718
Fixed assets	2,410

Total assets	¥24,273,985

Liabilities and Capital
Bonds	19,352,644
Entrusted funds	105
Obligations for entrusted loans	372,301
Accrued expenses	14,335
Deferred income	1,291
Other payables	4
Fund for the improvement of operations of municipal enterprises	903,355
Reserves for reduced interest loans	136,767
Reserves for loss on refinance of bonds	2,955,650
Capital	16,600
Surplus reserve	357,786
Net income	163,148

Total liabilities and capital	¥24,273,985

See “Notes to Financial Statements”.

Notes to Financial Statements
The following notes to the financial statements include information which is not required under accounting principles and procedures generally followed by governmental financial institutions in Japan but is presented herein as additional information.
1. Summary of Significant Accounting Policies:
Basis of presentation
Pursuant to the Japan Finance Corporation for Municipal Enterprises Law and the Law Concerning the Budget and Settlement of Accounts of Public Corporations, the Predecessor prepares annual financial statements and fiscal year-end results for each fiscal year.
The financial statements are submitted to the Minister of Finance for approval through the designated government ministers. The Predecessor’s fiscal year-end results are submitted to the Minister of Finance without delay through the designated government ministers once the Minister of Finance has approved the financial statements.
Once the financial statements and the fiscal year-end results have been submitted to the Cabinet, they are submitted to the Board of Audit, a supervisory body established under the Constitution of Japan. The fiscal year-end results are then inspected by the Board of Audit and submitted by the Cabinet together with the financial statements to the Diet.
The financial statements and fiscal year-end results are prepared in accordance with accounting principles and procedures generally followed by governmental financial institutions in Japan.
Securities
Securities are stated at cost. Earnings from securities are recorded on a cash basis. The effect of the departure from the accrual basis is immaterial.
Method of Depreciation
The straight-line method is applied based on the standards laid out by the Corporation Tax Law. The cumulative depreciation amount for fixed assets as of September 30, 2008 is ¥ 567,357,282.
Criteria for Appropriation of Reserves
Reserves for Reduced Interest Loans
Among projects financed by loans, the Predecessor provides loans at the Special Rate or the Temporary Special Rate that is lower than the Standard Rate and is applied to projects closely related to residents’ lives and welfare.
To cover losses that arise from providing funds at reduced interest rates, the Predecessor sets aside Reserves for Reduced Interest Loans in the amount calculated in accordance with the relevant ministry ordinance. This amount is basically a portion of the interest that is reduced for the reduced-interest loan and is added to the reserve during the fiscal year in which the loan is made.

Notes to Financial Statements — (Continued)
Reserves for Loss on Refinance of Bonds
The Predecessor makes loans mainly to local governments at a fixed rate of interest with maturities of up to 28 years. Most of the funding for such loans comes from the issuance of bonds, consisting mainly of bonds with 10 years’ maturity. As a result of this type of funding, any loans having maturities in excess of 10 years will expose the Predecessor to interest rate risks associated with the refinance of 10-year bonds. In the event that any profits, determined in accordance with methods of computation provided by the designated government ministers, are made in a fiscal year as a result of the refinance of the Predecessor’s outstanding bonds, the Predecessor sets aside as Reserves for Loss on Refinance of Bonds for that fiscal year an amount determined by the Predecessor with the consent of the designated government ministers provided that the total amount of the Reserve for Loss on Refinance of Bonds for the related fiscal year is no greater than a maximum of 12.5% of the aggregate amount at the end of the related fiscal year of loans made by the Predecessor to local governments and subscriptions by the Predecessor for local loans.
Other Material Factors in Preparing Financial Statements:
Consumption tax
Income and expense subject to consumption tax include related consumption taxes paid or received.
Deferred accounts
Amortization methods of deferred accounts are as follows:
Expenses for bond issues

Amortized based on ministry ordinances designated by the Minister of Finance in accordance with laws and regulations.
Loans
There are no loans which are past due for six months or more.
2. Translation of foreign currencies
All of the Predecessor’s foreign currency bonds are covered by currency swaps or long-term forward exchange contracts. The discount on forward exchange contracts has been recorded in deferred income and amortized over the period of related bonds. The amortized deduction income is recorded as a deduction of interest on bonds each fiscal year.
3. Entrusted loans
Entrusted loans are loans from funds entrusted by the Agriculture, Forestry and Fisheries Finance Corporation (a governmental financial institution) to the Predecessor, which are used for secondary lending to local governments for financing maintenance of public forests and improvements of pastures. Loans made and collected are for the account of such corporation. While the amounts of such entrusted funds are recorded as a liability of the Predecessor, with the loans made from such funds correspondingly recorded as an asset of the Predecessor, the financial statements of the Predecessor do not reflect interest received on such funds or the costs associated with such funds, except lending-management fees received from the entrustor.
4. Fund for the Improvement of Operations of Municipal Enterprises
This Fund is accounted for separately from the accounts of the Predecessor. Contributions of the proceeds from public races, together with interest on investments, accumulate in the Fund. Monies are transferred from returns from the management of the Fund to the accounts of the Predecessor to contribute to the reduction of interest rates on loans to local governments.

Notes to Financial Statements — (Continued)
5. Reserves for Possible Loan Losses
The Predecessor has never experienced any loan losses. Accordingly, no reserves for loan losses have been maintained.
6. Appropriation of Profits
The Predecessor is exempted from income tax on its earnings under Japan’s Corporate Tax law.
7. Bonds Issued and Outstanding
The Predecessor bonds issued, as of September 30, 2008, including bonds due within one year, consisted of the following:

September 30,
2008
(in millions)
Government guaranteed bonds (domestic)	¥12,069,650
Non-guaranteed private placement bonds	3,865,071
Non-guaranteed public offering bonds	2,298,698

Government guaranteed bonds (foreign-DM)	0
Government guaranteed bonds (foreign-U.S. dollar)	444,599
Government guaranteed bonds (foreign-£)	27,585
Government guaranteed bonds (foreign-Euro)	122,040
Government guaranteed bonds (non-domestic Yen)	525,000

Total	¥19,352,643

The aggregate annual maturities of bonds outstanding, including bonds due within one year, as of March 31, 2008 were as follows:

Years ended March 31,	Domestic	Foreign	Total
	(in millions)
2009	2,401,576	38,196	2,439,772
2010	2,307,173	78,319	2,385,492
2011	2,124,870	116,780	2,241,650
2012	1,976,130	200,000	2,176,130
2013	1,730,560	—	1,730,560
Thereafter	8,353,390	649,125	9,002,515
8. Capital
In accordance with the provisions of the Japan Finance Corporation for Municipal Enterprises Law, all of the capital of JFM has been contributed in cash by the central government. The cumulative capital contribution as of September 30, 2008 was ¥16,600 million.

FINANCIAL STATEMENTS OF JFM
Set forth below are JFM’s audited financial statements for the fiscal year ended March 31, 2010.

Audited Financial Statements of JFM for the fiscal year ended March 31, 2010
Report of Independent Auditors
To the President of Japan Finance Organization for Municipalities
We have audited the accompanying balance sheets of Japan Finance Organization for Municipalities as of March 31, 2010 and 2009, and the related statements of operations, changes in net assets, appropriation of profit and cash flows for the years then ended, all expressed in yen. These financial statements are the responsibility of the President. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Japan Finance Organization for Municipalities at March 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in Japan (refer to Note 1 of the Notes to Financial Statements).
The U.S. dollar amounts in the accompanying financial statements with respect to the year ended March 31, 2010 are presented solely for convenience. Our audit also included the translation of yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made on the basis described in Note 1.
/s/ Ernst &Young ShinNihon LLC
June 11, 2010

Balance Sheets (As of March 31, 2009 and 2010)
(Millions of Yen) (Thousands of US dollars)

	Fiscal 2008	Fiscal 2009
	(March 31, 2009)	(March 31, 2010)
Item	Amount
Assets
Loans (Note 4)	¥22,215,288	¥22,030,227	$235,365,678
Securities (Note 17)	874,832	984,477	10,517,919
Cash and bank deposits	255,591	149,264	1,594,703
Other assets	20,051	17,159	183,328
Tangible fixed assets (Note 6)	3,010	2,948	31,502
Intangible fixed assets (Note 6)	842	921	9,846

Total assets	¥23,369,616	¥23,184,998	$247,702,976

Liabilities
Bonds (Notes 7 and 8)	¥18,978,163	¥18,534,475	$198,017,900
Other liabilities	19,756	17,726	189,383
Reserve for bonuses (Note 9)	47	43	462
Reserve for directors’ bonuses (Note 9)	7	7	77
Reserve for retirement benefits (Notes 9 and 12)	202	210	2,244
Reserve for retirement benefits for directors and corporate auditors (Note 9)	51	56	600
Fund for improvement of operations of municipalities	894,675	906,939	9,689,522
Basic fund for improvement of operations of municipalities (Note 11)	892,875	901,407	9,630,426
Additional fund for improvement of operations of municipalities (Note 11)	1,800	5,531	59,096
Reserve under special laws	3,423,622	3,664,927	39,155,205
Reserve for interest rate volatility (Note 10)	220,000	440,000	4,700,855
Management account reserve for interest rate volatility (Note 10)	3,074,728	3,111,043	33,237,647
Reserve for interest rate reduction	128,894	113,883	1,216,703

Total liabilities	23,316,529	23,124,384	247,055,393

Net Assets
Capital	16,602	16,602	177,373
Retained earnings	1,295	5,834	62,337
General account surplus reserve	1,295	5,834	62,337
Valuation, translation adjustments and others	—	(1,340)	(14,318)
Management account surplus reserve	35,190	39,517	422,191

Total net assets	53,087	60,613	647,583

Total liabilities and net assets	¥23,369,616	¥23,184,998	$247,702,976

Statements of Income (For the Years Ended March 31, 2009 and 2010)
(Millions of Yen) (Thousands of US dollars)

	Fiscal 2008	Fiscal 2009
	(August 1, 2008 to March 31, 2009)	(April 1, 2009 to March 31, 2010)
Item	Amount	Amount
Income	¥291,330	¥558,528	$5,967,183
Interest income	291,288	558,369	5,965,481
Fees and commissions	33	140	1,505
Other income	8	18	197

Expenses	160,632	308,357	3,294,422
Interest expenses	155,235	297,347	3,176,795
Fees and commissions	134	271	2,904
Other operating expenses	2,233	4,641	49,591
General and administrative expenses	1,203	2,365	25,269
Other expenses	1,826	3,731	39,863
Transfer to fund for improvement of operations of municipalities (Note 11)	1,800	3,731	39,863
Others	26	—	—

Ordinary income	130,697	250,170	2,672,761

Special gains	307,872	235,010	2,510,800
Reversal of Management account reserve for interest rate volatility (Note 10)	300,000	220,000	2,350,427
Reversal of reserve for interest rate reduction	7,872	15,010	160,373
Special losses	418,144	476,315	5,088,837
Provision for reserve for interest rate volatility (Note 10)	—	220,000	2,350,427
Provision for Management account reserve for interest rate volatility (Note 10)	118,144	256,315	2,738,410
Payment to national treasury (Note 10)	300,000	—	—

Net income	¥20,425	¥8,866	$94,724

Appropriation of Profit [General Account]
(For the year ended March 31, 2009)			(Millions of Yen)

1 Profit to be appropriated			1,295
Net income		1,295
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		1,295	1,295

Notes: 1.	Profit was appropriated at the end of this fiscal year in accordance with the provisions of Article 39, Section 1 of the Japan Finance Organization for Municipal Enterprises Law (Law No. 64, 2007).

2.	Surplus reserve appropriated was posted as General account surplus reserve on the Balance Sheet.

Appropriation of Profit [General Account]
(For the year ended March 31, 2010)			(Millions of Yen)

1 Profit to be appropriated			4,539
Net income		4,539
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		4,539	4,539

			(Thousands of US dollars)

1 Profit to be appropriated			48,495
Net income		48,495
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		48,495	48,495

Notes: 1.	Profit was appropriated at the end of this fiscal year in accordance with the provisions of Article 39, Section 1 of the Japan Finance Organization for Municipalities Law (Law No. 64, 2007).

2.	Surplus reserve appropriated was posted as General account surplus reserve on the Balance Sheet.

Appropriation of Profit [Management Account]
(For the year ended March 31, 2009)			(Millions of Yen)

1 Profit to be appropriated			19,129
Net income		19,129
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		19,129	19,129

Notes: 1.	Profit was appropriated at the end of this fiscal year in accordance with the provisions of Article 13, Section 8 of the supplementary provisions of the Japan Finance Organization for Municipal Enterprises Law (Law No.64, 2007).

2.	Surplus reserve appropriated was posted as Management account surplus reserve on the Balance Sheet.

Appropriation of Profit [Management Account]
(For the year ended March 31, 2010)			(Millions of Yen)

1 Profit to be appropriated			4,326
Net income		4,326
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		4,326	4,326

			(Thousands of US dollars)

1 Profit to be appropriated			46,229
Net income		46,229
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		46,229	46,229

Notes: 1.	Profit was appropriated at the end of this fiscal year in accordance with the provisions of Article 13, Section 8 of the supplementary provisions of the Japan Finance Organization for Municipal Law (Law No.64, 2007).

2.	Surplus reserve appropriated was posted as Management account surplus reserve on the Balance Sheet.

Statements of Changes in Net Assets

(From August 1, 2008 through March 31, 2009)	(Millions of Yen)

	Stockholders’ equity				Management
		Retained earnings		Total	account
		General account	Total retained	stockholders’	surplus	Total net
	Capital	surplus reserve	earnings	equity	reserve	assets
Balance at end of previous fiscal year	—	—	—	—	—	—
Changes during accounting period
Contribution to capital	16,602	—	—	16,602	—	16,602
Succession to assets and liabilities of Japan Finance Corporation for Municipal Enterprises	—	—	—	—	16,060	16,060
Net income	—	1,295	1,295	1,295	19,129	20,425
Net changes during accounting period	16,602	1,295	1,295	17,897	35,190	53,087
Balance at March 31, 2009	16,602	1,295	1,295	17,897	35,190	53,087

(From April 1, 2009 through March 31, 2010)	(Millions of Yen)

					Valuation, translation
					adjustments
	Stockholders’ equity				and others
		Retained earnings
		General			Unrealized	Management
		account		Total	loss from	account
		surplus	Total retained	stockholders’	hedging	surplus	Total net
	Capital	reserve	earnings	equity	instruments	reserve	assets
Balance at end of previous fiscal year	16,602	1,295	1,295	17,897	—	35,190	53,087
Changes during accounting period
Contribution to capital	—	4,539	4,539	4,539	—	4,326	8,866
Net changes during accounting period in items other than’ stockholders’ equity	—	—	—	—	(1,340)	—	(1,340)
Net changes during accounting period	—	4,539	4,539	4,539	(1,340)	4,326	7,525
Balance at March 31, 2010	16,602	5,834	5,834	22,436	(1,340)	39,517	60,613

(From April 1, 2009 through March 31, 2010)	(Thousands of US dollars)

					Valuation, translation adjustments
	Stockholders’ equity				and others
		Retained earnings
		General			Unrealized	Management
		account		Total	loss from	account
		surplus	Total retained	stockholders’	hedging	surplus	Total net
	Capital	reserve	earnings	equity	instruments	reserve	assets
Balance at end of previous fiscal year	177,373	13,842	13,842	191,215	—	375,963	567,178
Changes during accounting period
Contribution to capital	—	48,495	48,495	48,495	—	46,229	94,724
Net changes during accounting period in items other than’ stockholders’ equity	—	—	—	—	(14,318)	—	(14,318)
Net changes during accounting period	—	48,495	48,495	48,495	(14,318)	46,229	80,406
Balance at March 31, 2010	177,373	62,337	62,337	239,710	(14,318)	422,192	647,584

Statements of Cash Flows(For the Years Ended March 31, 2009 and 2010)
(Millions of Yen) (Thousands of US dollars)

	Fiscal 2008	Fiscal 2009
	(August 1, 2008 to	(April 1, 2009 to
	March 31, 2009)	March 31, 2010)
Item	Amount	Amount
I Cash flows from operating activities
Net income	¥20,425	¥8,866	$94,724
Depreciation and amortization	123	294	3,150
Interest income	(291,288)	(558,369)	(5,965,481)
Interest expenses	155,235	297,347	3,176,795
Decrease in reserve for bonuses	(5)	(4)	(48)
Increase/(Decrease) in reserve for directors’ bonuses	6	(0)	(8)
Increase in reserve for retirement benefits	10	7	79
Increase in reserve for retirement benefits for directors and corporate auditors	26	5	54
Increase in fund for improvement of operations of municipalities	1,800	3,731	39,863
Increase in reserve for interest rate volatility	—	220,000	2,350,427
Increase in Management account reserve for interest rate volatility	118,144	36,315	387,982
Decrease in reserve for interest rate reduction	(7,872)	(15,010)	(160,372)
Net (increase)/decrease in loans	243,369	185,060	1,977,145
Net increase/(decrease) in bonds	(363,477)	(447,921)	(4,785,488)
Interest received	289,975	557,974	5,961,261
Interest paid	(151,043)	(293,491)	(3,135,593)
Others	(40)	(325)	(3,474)

Net cash provided by operating activities	15,388	(5,520)	(58,984)

II Cash flows from investing activities
Proceeds from redemption of securities	2,895,550	5,536,800	59,153,846
Purchases of securities	(2,422,893)	(5,645,665)	(60,316,941)
Purchases of tangible fixed assets	—	(9)	(102)
Purchases of intangible fixed assets	(20)	(463)	(4,948)

Net cash provided by investing activities	472,635	(109,338)	(1,168,145)

III Cash flows from financing activities
Payment to national treasury	(300,000)	—	—
Revenue from contributions made from municipally operated racing	—	8,576	91,628
Refund of contributions made from municipally operated racing	(10,479)	(44)	(473)
Proceeds from contribution to capital	16,602	—	—
Others (Note 14)	(16,455)	—	—

Net cash provided by financing activities	(310,332)	8,532	91,155

IV Effect of exchange rate changes on cash and cash equivalents	—	—	—

V Net increase/(decrease) in cash and cash equivalents	177,692	(106,327)	(1,135,974)

VI Cash and cash equivalents at beginning of year	—	255,591	2,730,677

VII Net increase in cash by succession to assets and liabilities	77,898	—	—

VIII Cash and cash equivalents at end of year	¥255,591	¥149,264	$1,594,703

Notes to Financial Statements
1. Basis of Presentation
Japan Finance Organization for Municipalities (hereinafter, “JFM”) has prepared financial statements pursuant to the Japan Finance Organization for Municipalities Law (Law No. 64 of May 30, 2007) and The Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipalities (Ordinance No.87 of the Ministry of Internal Affairs and Communications, 2008)
Since JFM does not have any subsidiaries or affiliates, it does not prepare consolidated financial statements.
Amounts less than one million yen have been omitted. As a result, the totals in Japanese yen shown in the financial statements do not necessarily agree with the sum of the individual amounts.
The translation of the Japanese yen amounts into U.S. Dollars is included solely for the convenience of readers outside Japan, using the prevailing exchange rate as of March 31, 2010, the final business day of the fiscal year, which was ¥93.60 to US$1.
2. Significant Accounting Policies
(1)	Securities

As for security valuation, held-to-maturity securities are carried at amortized cost(straight-line method)

(2)	Derivative transactions

Derivative transactions are carried at fair value with changes in unrealized gain or loss charged or credited to operations, except for those which meet the criteria for hedge accounting.

(3)	Depreciation
(a)	Tangible fixed assets

Depreciation of tangible fixed assets is calculated by the straight-line method based on the estimated useful lives and the residual value determined by management. The estimated useful lives of major items are as follows:
Buildings: 20 to 41 years
Others: 2 to 19 years
(b)	Intangible fixed assets

Depreciation of intangible fixed assets is calculated by the straight-line method based on the estimated useful lives and the residual value determined by management. Software for internal use owned by JFM is depreciated over 5 years.
(4)	Deferred assets

Bond issuance costs are expensed in full when incurred.

(5)	Translation of assets and liabilities denominated in foreign currencies into Japanese yen

Monetary assets and liabilities denominated in foreign currencies, for which foreign currency swaps or foreign exchange forward contracts are used to hedge the foreign currency fluctuation, are translated at the contracted rate as the swap contracts or the forward contracts qualify for deferral hedge accounting.

(6)	Reserves
(a)	Reserve for possible loan losses

JFM has never experienced any loan losses. Accordingly, no reserve for loan losses has been maintained.

(b)	Reserve for bonuses

Reserve for bonuses is provided for payment of bonuses to employees, in the amount of estimated bonuses, which are attributable to the fiscal year.

(c)	Reserve for directors’ bonuses

Reserve for directors’ bonuses is provided for payment of bonuses to directors, in the amount of estimated bonuses, which are attributable to the fiscal year.

(d)	Reserve for retirement benefits

Reserve for retirement benefits is provided for payment of retirement benefits to employees, in the amount deemed accrued at the fiscal year-end, based on the projected retirement benefit obligation and fair value of plan assets at the fiscal year-end.

(e)	Reserve for retirement benefits for directors and corporate auditors

Reserve for retirement benefits for directors and corporate auditors is provided for payment of retirement benefits to directors and corporate auditors, in the amount deemed accrued at the fiscal year-end based on the internal policies.
(7)	Hedge accouting
(a)	Hedge accounting method

Interest rate swaps used to hedge the risk of interest rate fluctuations and which qualify for hedge accounting and meet specific matching criteria are not measured at fair value, but the differential paid or received under the swap agreements is recognized and included in interest expense or income. If swap contracts or forward contracts used to hedge the foreign currency fluctuation qualify for deferral hedge accounting, foreign currency-denominated assets and liabilities are translated at the contracted rate.

(b)	Hedging instruments and hedged items

(i)	Hedging instruments	Interest rate swap

	Hedged items	Bonds

(ii)	Hedging instruments	Currency swap

	Hedged items	Foreign currency-denominated bonds

(iii)	Hedging instruments	Foreign exchange forward contract

	Hedged items	Receipt of interest and principal of foreign currency-denominated bank deposits

(c)	Hedging policy

JFM uses hedging instruments as a means of hedging exposure to interest rate risk and foreign exchange risk resulting from bond issuances. Hedged items are identified by each individual contract.

(d)	Assessment of hedge effectiveness

JFM designates hedging instruments and hedged items with the same major terms when making hedges to offset bond market fluctuations. Accordingly, JFM deems these to be highly effective and thus does not assess its effectiveness. Moreover, a periodic assessment of hedge effectiveness for interest rate swaps and currency swaps and forward contracts which qualify for deferral hedge accounting is omitted when the exceptional accrual method is applied.
(8)	Cash and cash equivalents

Cash and cash equivalents in the Statement of Cash Flows consist of “Cash and bank deposits” on the Balance Sheet.
(9)	Fund for improvement of operations of municipalities

In accordance with the provisions of Article 46, Section 1 of the Law, JFM has established the Fund for improvement of operations of municipalities to reserve contributions as stipulated in Article 32-2 of the Local Finance Law (Law No. 109, 1948). Also, pursuant to the provisions of Article 46, Section 5 of the Law, income arising from the investment of the Fund (hereinafter, “investment income”) is used to reduce interest rates of the loans to municipalities, and if there is any surplus in the investment income after this interest rates reduction process, the surplus amount is added to the Fund. Further, pursuant to the provisions of Article 46, Section 6 of the Law, if there is any shortfall after the interest rates reduction process, the shortfall is covered by withdrawal of the Fund within the limits of the total of the additional portion to the Fund made up to the previous fiscal year and the contributions made in the relative fiscal year.

As for the current fiscal year, JFM refunded the contributions in accordance with the provisions of Article 2, Section 7 of the supplementary provisions of the Enforcement Ordinance of the Local Finance Law (Government Ordinance No. 267, 1948), which was subsequently amended by the Government Ordinance on partial revision of the Enforcement Ordinance of the Local Finance Law (Government Ordinance No. 398, 2007).

(10)	Reserve for interest rate volatility and Management account reserve for interest rate volatility

Reserve for interest rate volatility is set aside to prepare for interest rate risk associated with refinancing of our bonds (excluding the bonds issued by the former Japan Finance Corporation for Municipal Enterprises) pursuant to the provisions of Article 38, Sections 1 and 3 of the Law, and Article 9, Section 8 of the supplementary provisions of the Law, and is calculated and accounted for based on the provisions of Article 34 of the Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipalities (Ordinance No. 87 of the Ministry of Internal Affairs and Communications, 2008; hereinafter, “Ordinance on Finance and Accounting”) and Article 22 of the Government Ordinance on preparation of relevant government ordinances and provisional measures for the abolishment of the Japan Finance Corporation for Municipal Enterprises Law (Government Ordinance No. 226, 2008; hereinafter, “Preparation Ordinance”).

Management account reserve for interest rate volatility is set aside to prepare for interest rate risk associated with refinancing of the bonds issued by the former Japan Finance Corporation for Municipal Enterprise (hereinafter, “ former JFM”) pursuant to the provisions of Article 9, Sections 9 and 10, and Article 13, Sections 5 and 7 of the supplementary provisions of the Law, and is calculated and accounted for based on the provisions of Articles 1 through 3 of the Ministerial Ordinance on the operations of the Management Account at Japan Finance Organization for Municipal Enterprises (Ordinance No. 2 of the Ministry of Internal Affairs and Communication, and the Ministry of Finance, 2008; hereinafter, “Management Account Operations Ordinance”) and Articles 3 and 5 of the supplementary provisions of the above ordinance.

(11)	Reserve for interest rate reduction

Reserve for interest rate reduction is set aside to reduce interest rates on the loans made by the former JFM to local governments pursuant to the provisions of Article 9, Section 13, and Article 13, Section 8 of the supplementary provisions of the Law, and Article 26, Sections 1, 3 and 4 of the Preparation Ordinance, and is calculated and accounted for based on the provisions of Article 5 of the Management Account Operations Ordinance.

(12)	Management account surplus reserve

Profits generated in the Management account are accounted for as Management account surplus reserve separately from retained earnings in accordance with the provisions of Article 13, Section 8 of the supplementary provisions of the Law and Article 26, Section 2 of the Preparation Ordinance.

(13)	Consumption taxes

National and local consumption taxes are accounted for using the tax-excluded method.
3. Additional Information
(1)	Notes on financial instruments

JFM has applied “Accounting Standards for Financial Instruments” (ASBJ Statement No. 10, March 10, 2008) and “Guidelines for Disclosures about Fair Value of Financial Instruments” (ASBJ Guidelines No. 19, March 31, 2008) from the end of the fiscal year. In addition to the information on fair value disclosed thus far, JFM also discloses the fair value of financial instruments not usually traded in the markets. Accordingly, JFM discloses this information under “Notes on Financial Instruments” pursuant to Article 9, Section 2, of the Ordinance on Finance and Accounting.

(2)	Notes on Investment and Rental Properties

JFM has adopted the “Accounting Standards for Disclosure of Fair Value of Investment and Rental Property” (ASBJ Statement No. 20, November 28, 2008) and the “Implementation Guidelines for the Accounting Standard for Disclosures on the Fair Value of Investment and Rental Property” (ASBJ Guidelines No. 23, November 28, 2008) in the current fiscal year.

These notes are omitted since the total amount of investment and rental properties is immaterial.

4. Loans
There are no bankrupt loans, non-accrual loans, past due loans (3 months or more), or restructured loans. Since JFM has never experienced loan losses in the past, it does not account for loan loss reserves.
Bankrupt loans represent loans to borrowers as defined in Articles 96, Section 1, Clause 3 (a) through (e) and Clause 4 of the Enforcement Ordinance of the Corporate Income Tax Law (Government Ordinance No. 97, 1965), and on which accrued interest is not accounted in revenue as there is no expectation of collection of either principal or interest because they are past due for a considerable period of time or for other reasons (excluding loans on which bad debts are written off; hereinafter, “Non-accrual loans”).
Non-accrual loans represent loans on which accrued interest is not accounted in revenue, excluding loans to bankrupt borrowers and loans with grace for interest payment to assist in corporate reorganization or to support business.
Past due loans (3 months or more) represent loans on which payment of principal or interest is in arrears for more than 3 months, calculated from the day following the contractual due date, excluding bankrupt loans and non-accrual loans.
Restructured loans represent loans which are given certain favorable terms and conditions, such as reduction or exemption of interest, grace for interest or principal payment, and debt waiver, to assist borrowers in corporate rehabilitation or to support business, excluding bankrupt loans, non-accrual loans and past due loans (3 months or more).
5. Financial Instruments
(1)	Status of financial instruments
(a)	Approach to financial instruments

In order to maintain a sound and good financial standing and earn the solid confidence of capital markets, JFM needs to appropriately manage various risks including interest rate risks.

JFM adopts an integrated risk management approach to appropriately respond to various risks while endeavoring to further advance its risk analysis and management.

Accordingly, JFM has developed a system for appropriate risk management, including the establishment of the Integrated Risk Management Committee, which supervises JFM’s overall risk management, and the Risk Management Office, which is independent of other departments. The content of risk management can then be appropriately reflected in management decisions.

(b)	Detail and risk of financial instruments

JFM raises funds by primarily issuing 10-year bonds, and makes loans with a maximum maturity of 30 years and with repayment of interest and principal in equal installments. Therefore, a large maturity gap is created between lending and funding, and JFM is exposed to the interest rate risk associated with bond refinancing.

JFM has set aside reserves for interest rate fluctuations (Reserve for Interest Rate Volatility), and has set up the ALM committee separately from the Integrated Risk Management Committee to comprehensively analyze and manage JFM’s assets and liabilities in a timely and appropriate manner. Specifically, the medium- and long-term management analysis and risk analysis and evaluation are conducted through scenario analysis, VaR analysis, and duration analysis, among other methods. In addition, JFM endeavors to lower interest rate risk by narrowing the maturity gap between lending and funding through a variety of methods, such as issuing super-long-term bonds and utilizing interest rate swaps.

(c)	Risk Management for Financial Instruments
(i)	Credit risk

Credit risk is the risk of loss arising from a credit event, such as deterioration in the financial condition of a borrower, that causes an asset to lose value or become worthless. In addition to credit risk associated with loans, market transactions also involve credit risk.
A.	Credit risk for loans

JFM makes loans exclusively to local governments, and does not expect any default on loans made to local governments for the reasons outlined below. JFM and the former JFM have never experienced any loan losses.
•	The national government includes local government debt servicing costs in the expenditure of the Local Government Finance Program, and secures the total amount of local allocation tax which balances local governments’ total expenditures including debt servicing costs and total revenue. Thus, the national government effectively secures revenue sources for principal and interest payments for local governments. The national government also secures revenue sources for debt service for individual local governments by including a portion of local government debt servicing costs in the Standard Financial Needs when calculating local allocation tax.

•	Under the consultation system for local government bonds and loans, credit reviews must include checks on situations of local government debt servicing, and tax revenue and necessary revenue sources to be secured. Additionally, under the Early Warning System, the local governments whose debt servicing costs and financial deficits exceed a certain level must apply for approval to issue bonds or obtain loans, so that the credit standing of local government bonds and loans is maintained.

•	Under the Law Relating to the Financial Soundness of Local Governments, which was promulgated in June 2007 (No.94), local governments whose fiscal indicators exceed the early warning limits must make their own efforts toward achieving fiscal soundness, and local governments whose fiscal indicators exceed the reconstruction limits must take necessary actions to restore their finances under the oversight of the national government with regard to redemption of local government bonds and loans, and other operations.

•	JFM is not subject to the “Banking Law” (1981, No. 59) or the “Financial Reconstruction Law” (1998, No. 132) but performs self-assessment of loans made by the former JFM to local government road corporations in accordance with the “Financial Inspection Manual” of the Financial Services Agency (FSA).

B.	Credit risk associated with market transactions

JFM is exposed to the risk of loss arising from credit events, such as deterioration in the financial condition of a counterparty, which causes an asset to lose value or become worthless. However, JFM appropriately manages credit risk of this type by constantly monitoring counterparties’ financial standing and limiting them to financial institutions that meet the credit rating and other criteria. In addition, JFM enters into ISDA Master Agreements with all derivatives counterparties CSA (Credit Support Annex) with major financial institutions to reduce credit risk resulting from fluctuations in the value of derivative transactions.
(ii)	Market Risk

Market risk is the risk of loss resulting from changes in the value of assets and liabilities due to fluctuations in risk factors such as interest rates, securities prices and foreign exchange rates, or the risk of loss resulting from changes in earnings generated from assets and liabilities. Market risk includes interest rate risk, foreign exchange risk, inflation risk and price change risk.
A.	Interest rate risk

Interest rate risk is the risk of loss resulting from fluctuations in interest rates. More specifically, it is the risk of losses incurred or decrease in profits, which would arise from fluctuations in interest rates when there is an interest rate or maturity gap between assets and liabilities.

JFM makes loans to local governments. The maximum term to maturity is 30 years, but the majority of the funds for these loans is raised mainly through issuance of 10-year bonds, which creates interest rate risk associated with bond refinance. JFM takes the following measures to address the interest rate risk resulting from a duration gap between lending and fund-raising.
•	JFM maintains necessary reserves for interest rate volatility to cope with the interest rate risk resulting from a duration gap between lending and fund-raising.
•	As assets and liabilities in JFM’s General account will expand as a result of loans and fund-raising for local governments after JFM was established, JFM carries out an ALM analysis of this account in a timely and appropriate manner to further enhance the effectiveness of its management of interest rate risk. JFM also endeavors to reduce its exposure to interest rate risk by setting the following medium-term (between fiscal 2009 and fiscal 2013) management target, by continuously issuing super-long bonds with maturities exceeding 10 years, and by utilizing interest rate swaps.
a.	Keep the “outlier ratio” below approximately 20%
Notes: 1.	“Outlier ratio” is the ratio of “decline in economic value” as a result of interest rate shocks to net assets including reserves for interest rate volatility.

2.	“Decline in economic value” is the decline of present value after interest rate shocks (an upward and downward 200 bp parallel shift of the yield curve).
b.	Keep a duration gap below approximately 2 years.

The Management account, which manages assets related to money loaned by the former JFM, is currently exposed to greater interest rate risk than the General account, but JFM contributes to the required Reserves for Interest Rate Volatility as described above.

JFM is also exposed to pipeline risk, whereby losses would be incurred or profits decrease as a result of interest rate fluctuations during the time from which JFM raises money through bond issuance and the point at which the money is loaned to local governments. JFM uses swap transactions to hedge against pipeline risk.
B.	Foreign exchange and other risks

Various risks associated with bond principal and interest payments are hedged by swap transactions. These risks include foreign exchange risk related to foreign currency-denominated bonds, interest rate risk related to floating rate bonds, and risk of fluctuations in the amounts of principal and interest of inflation-indexed bonds.

JFM’s investments of surplus funds are exposed to the risk of losses on the sale of securities resulting from price declines and the risk of realized losses on foreign currency-denominated deposits resulting from fluctuations in foreign exchange rates. Accordingly, in principle JFM minimizes the risk of price fluctuation by holding investments until maturity, and hedges foreign exchange risk by using foreign exchange contracts.
(iii)	Liquidity risk

Liquidity risk is the risk that JFM would incur losses because it finds it difficult to secure the necessary funds or is forced to obtain funds at far higher interest rates than under normal conditions due to a mismatch between the maturities of assets and liabilities or an unexpected outflow of funds (funding liquidity risk). It also includes the risk that JFM would incur losses because it is unable to conduct market transactions or is forced to conduct transactions at far more unfavorable prices than under normal conditions due to market disruption or other difficult situations (market liquidity risk).

JFM’s exposure to liquidity risk is extremely low because loans are made to local governments according to a pre-set schedule, and the daily cash and liquidity management is carried out based on a quarterly plan for fund management. Moreover, JFM has entered into overdraft agreements with several financial institutions to prepare for the unexpected, and invests surplus funds only in short-term financial products.

(iv)	Supplemental remarks on fair value of financial instruments

In addition to the amount based on the market price, the fair value of illiquid financial instruments includes a value that has been rationally calculated. Since certain assumptions were made when calculating the fair value, the value may differ in the event that the assumptions differ.

(2)	Items related to fair value of financial instruments

The balance sheet amount, fair value and difference between them on March 31, 2010 are as follows.
(Millions of Yen)

	Balance sheet
	amount	Fair value	Difference
(1) Loans	22,030,227	23,213,516	1,183,288
(2) Securities held-to-maturity securities	984,477	984,476	(1)
(3) Cash and bank deposits	149,264	149,264	—

Total assets	23,163,968	24,347,256	1,183,287

Bonds	18,534,475	19,056,723	522,248

Total liabilities	18,534,475	19,056,723	522,248

Derivative transactions(*1) Qualifying for hedge accounting	(619)	(619)	—

Total of derivative transactions	(619)	(619)	—

(Thousands of US Dollars)

	Balance sheet
	amount	Fair value	Difference
(1) Loans	235,365,678	248,007,654	12,641,976
(2) Securities held-to-maturity securities	10,517,919	10,517,907	(12)
(3) Cash and bank deposits	1,594,703	1,594,703	—

Total assets	247,478,299	260,120,263	12,641,964

Bonds	198,017,900	203,597,476	5,579,576

Total liabilities	198,017,900	203,597,476	5,579,576

Derivative transactions(*1) Qualifying for hedge accounting	(6,620)	(6,620)	—

Total of derivative transactions	(6,620)	(6,620)	—

(*1)	Net assets and liabilities resulting from derivative transactions are presented on a net basis, and items resulting in a net loss are denoted by (____).

(Note 1)	Method for calculating fair value of financial instruments and items related to marketable securities and derivative transactions.

Assets
(1)	Loans
The fair value of loans is calculated by discounting future cash flow assuming prepayment by the discount rate calculated using the Japanese government bond rate as of March 31, 2010.
(2)	Securities
All bonds are held until maturity, and the fair value of Treasury discount bills is the market price.
Since all negotiable certificates of deposits are short-term, the fair value is close to the book price. As a result, the book price is deemed to be the fair value.
(Millions of Yen)

		Balance sheet
	Type	amount	Fair value	Difference
Securities with fair values exceeding the	—	—	—	—
balance sheet amount	Sub total	—	—	—
Securities with fair values that do not	Treasury discount bills	379,977	379,976	(1)
exceed the balance sheet amount	Negotiable certificate of deposits	604,500	604,500	—
	Sub total	984,477	984,476	(1)

Total		984,477	984,476	(1)

(Thousands of US dollars)

		Balance sheet
	Type	amount	Fair value	Difference
Securities with fair values exceeding the	—	—	—	—
balance sheet amount	Sub total	—	—	—
Securities with fair values that do not	Treasury discount bills	4,059,586	4,059,574	(12)
exceed the balance sheet amount	Negotiable certificate of deposits	6,458,333	6,458,333	—
	Sub total	10,517,919	10,517,907	(12)

Total		10,517,919	10,517,907	(12)

(3)	Cash and bank deposits
The book value is used as the market price for deposits without maturities. Since all deposits with maturities are short-term, the fair value is close to the book price. As a result, the book price is deemed to be the fair value.

Liabilities
Bonds
The fair value of bonds issued by JFM that have a market price is based on the market price. The fair value of bonds without a market price is calculated by discounting the future cash flows for the interest rate that would presumably be applied when issuing bonds with the same total principal and interest.
Deferral hedge accounting is used for currency swaps, and the fair value of foreign currency-denominated bonds is thus calculated using the total of the fair value of that bond and the fair value of the swap transaction.
Hedge accounting is used for interest rate swaps, and the fair value of floating rate bonds is thus calculated by determining the current value using the total of the interest rate swap in question and the principal and interest accounted for together and discounting for the interest rate that would presumably be applied when issuing a similar bond.
Derivative transactions
Transactions using hedge accounting
For derivative transactions using hedge accounting, the contractual amount or the amount equivalent to the principal in the contract for each hedge accounting method as of March 31, 2010 is as follows:
(Millions of Yen)

			Contract amount
				Of which		Method for
	Type of derivative			1 year or	Fair	calculating
Hedge accounting method	transactions	Primary hedged items		more	value	fair value
Fundamental accounting method	Interest rate swap transactions Receive/fixed and pay/floating	Bonds	272,000	272,000	(619)	Based on price given by financial institution
Hedge account for interest rate swaps	Interest rate swap transactions Receive/floating and pay/fixed	Bonds	80,000	80,000	(*1)
Deferral hedge accounting for currency swaps	Currency swap transactions	Foreign currency-denominated bonds	514,900	395,400	(*2)
Deferral hedge accounting for foreign exchange contracts	Foreign exchange contracts	Foreign currency-denominated deposits	60,000	—	(*2)

Total			926,900	747,400	(619)

(Thousands of US dollars)

			Contract amount
				Of which		Method for
	Type of derivative			1 year or	Fair	calculating
Hedge accounting method	transactions	Primary hedged items		more	value	fair value
Fundamental accounting method	Interest rate swap transactions Receive/fixed and pay/floating	Bonds	2,905,983	2,905,983	(6,620)	Based on price given by financial institution
Hedge account for interest rate swaps	Interest rate swap transactions Receive/floating and pay/fixed	Bonds	854,701	854,701	(*1)
Deferral hedge accounting for currency swaps	Currency swap transactions	Foreign currency-denominated bonds	5,501,068	4,224,359	(*2)
Deferral hedge accounting for foreign exchange contracts	Foreign exchange contracts	Foreign currency-denominated deposits	641,026	—	(*2)

Total			9,902,778	7,985,043	(6,620)

(*1)	Since interest rate swaps using hedge accounting are accounted for together with the bond being hedged, the fair value is posted together with the fair value of the relevant bond.

(*2)	Since currency swaps and foreign exchange contracts using deferral hedge accounting are accounted for together with the foreign currency-denominated bond or foreign currency-denominated deposit being hedged, the fair value is posted together with the fair value of the relevant bond.
Note 2. The repayment schedule from March 31, 2010 for monetary claims and securities with maturity dates is as follows:
(Millions of Yen)

		After 1	After 2	After 3	After 4	After 5	After 10	After 20
		year	years	years	years	years	years	years
	Within 1	through 2	through 3	through 4	through 5	through 10	through 20	through 30
	year	years	years	years	years	years	years	years
Loans	1,572,195	1,581,151	1,608,111	1,512,186	1,448,990	6,166,151	6,849,565	1,291,874
Securities
Securities held-to- maturity	984,477	—	—	—	—	—	—	—
Deposits	149,264	—	—	—	—	—	—	—
(Thousands of US Dollars)

		After 1	After 2	After 3	After 4	After 5	After 10	After 20
		year	years	years	years	years	years	years
	Within 1	through 2	through 3	through 4	through 5	through 10	through 20	through 30
	year	years	years	years	years	years	years	years
Loans	16,796,964	16,892,642	17,180,681	16,155,835	15,480,669	65,877,686	73,179,121	13,802,080
Securities
Securities held-to- maturity	10,517,919	—	—	—	—	—	—	—
Deposits	1,594,701	—	—	—	—	—	—	—

Note 3. The repayment schedule from March 31, 2010 is as follows:
(Millions of Yen)

		After 1	After 2	After 3	After 4	After 5	After 10	After 20
		year	years	years	years	years	years	years
	Within 1	through 2	through 3	through 4	through 5	through 10	through 20	through 30
	year	years	years	years	years	years	years	years
Loans	2,244,370	2,176,130	2,030,560	2,160,070	1,908,670	6,703,240	1,122,600	209,260
(Thousands of US Dollars)

		After 1	After 2	After 3	After 4	After 5	After 10	After 20
		year	years	years	years	years	years	years
	Within 1	through 2	through 3	through 4	through 5	through 10	through 20	through 30
	year	years	years	years	years	years	years	years
Loans	23,978,312	23,249,252	21,694,017	23,077,671	20,391,774	71,615,812	11,993,590	2,235,684
6. Tangible and Intangible Fixed Assets
Tangible and intangible fixed assets at March 31,2010 consisted of the following:
(Millions of Yen)

	Balance				Accumulated
	at end				depreciation
	of	Increase	Decrease		at March 31,	Depreciation
	previous	during	during	Balance	2010 or	during	Balance
	fiscal	the	the	at March 31,	accumulated	the	at March 31,
Type of assets	year	year	year	2010	amortization	year	2010
Tangible fixed assets
Buildings	551	4	—	555	65	43	489
Land	2,403	—	—	2,403	—	—	2,403
Other tangible fixed assets	91	5	—	96	40	27	55

Total tangible fixed assets	3,045	9	—	3,055	106	71	2,948

Intangible fixed assets
Software	910	309	—	1,219	311	223	907
Other intangible fixed assets	20	13	20	13	—	—	13

Total intangible fixed assets	931	322	20	1,233	311	223	921

(Thousands of US Dollars)

	Balance				Accumulated
	at end				depreciation
	of	Increase	Decrease		at March 31,	Depreciation
	previous	during	during	Balance	2010 or	during	Balance
	fiscal	the	the	at March 31,	accumulated	the	at March 31,
Type of assets	year	year	year	2010	amortization	year	2010
Tangible fixed assets
Buildings	5,888	46	—	5,934	702	469	5,232
Land	25,675	—	—	25,675	—	—	25,675
Other tangible fixed assets	974	56	—	1,030	435	291	595

Total tangible fixed assets	32,537	102	—	32,639	1,137	760	31,502

Intangible fixed assets
Software	9,730	3,302	—	13,032	3,331	2,389	9,701
Other intangible fixed assets	217	144	217	145	—	—	145

Total intangible fixed assets	9,947	3,446	217	13,177	3,331	2,389	9,846

Note: 1.	Accumulated depreciation of tangible fixed assets amounted to 106 million yen (1,137 thousand dollars) as of March 31, 2010.
7. Assets Pledged as Collateral
Pursuant to the provisions of Article 40, Section 2 of the Law, JFM’s total assets are pledged as general collateral for JFM bonds for 18,534,475 million yen (198,017,900 thousand dollars).

8. Bonds
Bonds at March 31, 2010 consisted of the following:
(Millions of Yen) (Thousands of US Dollars)

		Outstanding amount			Coupon rate
Type of bond	Date of issue	at March 31, 2010			(%)	Maturity
Government-guaranteed bonds (domestic) 1st-10th JFM bonds	6/15/2009-3/15/2010	¥680,402		$7,269,260	1.2~1.5	10Y
Public offering bonds without government guarantee 1st-10th JFM bonds	6/18/2009-3/18/2010	245,000		2,617,521	1.362~1.648	10Y
Public offering bonds without government guarantee 1st-6th 20-year bonds	6/25/2009-3/18/2010	195,000		2,083,333	2.120~2.266	20Y
Public offering bonds without government guarantee F-1st-F-20th JFM bonds	7/22/2009-3/29/2010	186,000		1,987,179	0.960~2.332	7Y~28Y
Public offering bonds without government guarantee A-1st -6th JFM bonds	7/31/2009-3/23/2010	280,000		2,991,453	1.42~1.53	10Y
Japan Finance Organization for Municipalities bonds — Sub-total	—	1,586,402		16,948,747	—	—
Government-guaranteed bond (domestic) 1st 4-year JFM bond	2/27/2009	299,872		3,203,766	0.7	4Y
Government-guaranteed bonds (domestic) 1st-8th JFM bonds	10/16/2008/-5/25/2009	560,087		5,983,840	1.3~1.6	10Y
Public offering bond without government guarantee 1st 5-year JFM bond	2/24/2009	29,993		320,439	1.01	5Y
Public offering bonds without government guarantee 1st-4th JFM bonds	11/25/2008-5/28/2009	139,957		1,495,272	1.59~1.77	10Y
Public offering bonds without government guarantee 1st-2nd 20-year JFM bonds	1/26/2009-4/30/2009	84,943		907,519	2.07~2.29	20Y
Public offering bonds without government guarantee A-1st-2nd JFM bonds	4/30/2009-5/26/2009	120,000		1,282,051	1.69~1.73	10Y
Japan Finance Organization for Municipal Enterprises bonds — Sub-total	—	1,234,854		13,192,888	—	—
Government-guaranteed bonds (domestic) 775th-886th former JFM bonds	4/28/1999-6/19/2008	9,220,051 (1,666,200)		98,504,829 (17,801,282)	0.5~2.0	10Y
Government-guaranteed bonds (domestic) 1st-5th 15-year former JFM bonds	6/22/2005-7/18/2007	184,637		1,972,623	1.6~2.2	15Y
Government-guaranteed bonds (foreign) 13th Eurodollar former JFM bond — 5th Global Yen former JFM bond	5/7/1999-6/25/2008	1,043,458 (119,500 [US dollars 3,200,000 thousand] [Euro 900,000 thousand] [Pound sterling 150,000 thousand]	)	11,148,063 (1,276,709)	1.350~6.000	10Y~20Y

		Outstanding amount		Coupon rate
Type of bond	Date of issue	at March 31, 2010		(%)	Maturity
Public offering bond without government guarantee 1st 5-year former JFM bond	2/29/2008	129,963	1,388,495	1.14	5Y
Public offering bonds without government guarantee 1st-30th former JFM bonds	12/26/2008-6/16/2008	1,279,786	13,672,929	0.64~2.07	10Y
Public offering bonds without government guarantee 1st-25th 20-year former JFM bonds	7/30/2002-6/16/2008	569,611	6,085,598	1.03~2.58	20Y
Public offering bonds without government guarantee 1st-10th 30-year former JFM bonds	1/29/2004-9/20/2006	189,848	2,028,301	2.39~2.95	30Y
Public offering bond without government guarantee 1st floating rate former JFM bond	10/31/2002	20,000	213,675	Floating rate	15Y
Public offering bonds without government guarantee 1st-2nd inflation-indexed former JFM bonds	3/2/2005-7/19/2005	40,000	427,350	1.248~1.408	10Y
Public offering bonds without government guarantee 1st-3rd former JFM bonds with scheduled repayment	2/14/2003-6/9/2004	45,660 (2,170)	487,821 (23,184)	1.39~2.01	28Y
Public offering bond without government guarantee 1st CMS-linked floating rate former JFM bond	9/13/2006	20,000	213,675	1.894	10Y
Private placement bonds A series 52nd — Special No.1 series 31st former JFM bonds	7/30/1999-7/31/2008	2,970,200 (456,500)	31,732,906 (4,877,137)	0.67~2.18	10Y
Former JFM bonds — Sub-total	—	15,713,218 (2,244,370)	167,876,265 (23,978,312)	—	—

Total	—	¥18,534,475 (2,244,370)	$198,017,900(23,978,312)	—	—

Notes:1.	Pursuant to the provisions of Article 40, Section 2 of the Law, JFM’s total assets are pledged as general collateral for JFM bonds for 18,534,475 million yen(198,017,900 thousand dollars).

2.	Amounts posted in brackets “[____]” in the column of “Outstanding amount at March 31, 2010” for “Government-guaranteed bond (foreign) — 13th Eurodollar former JFM bond — 5th Global Yen former JFM bond” are denominated in foreign currencies.

3.	Amounts posted in parentheses “(__)” in the column of “Outstanding amount at March 31, 2010” are the amounts to be repaid within one year.

9. Reserves
Reserves at March 31, 2010 consisted of the following:
(Millions of Yen)

			Decrease
	Balance at end		during the year	Decrease
	of previous fiscal	Increase	(for intended	during the year	Balance at
Type of reserve	year	during the year	purposes)	(Others)	March 31, 2010
Reserve for bonuses	47	43	47	—	43
Reserve for directors’ bonuses	7	7	7	—	7
Reserve for retirement benefits	202	7	—	—	210
Reserve for retirement benefits for directors and corporate auditors	51	5	—	—	56
(Thousands of US dollars)

			Decrease
	Balance at end		during the year	Decrease
	of previous fiscal	Increase	(for intended	during the year	Balance at
Type of reserve	year	during the year	purposes)	(Others)	March 31, 2010
Reserve for bonuses	510	462	510	—	462
Reserve for directors’ bonuses	85	77	85	—	77
Reserve for retirement benefits	2,166	79	—	—	2,245
Reserve for retirement benefits for directors and corporate auditors	546	54	—	—	600
10.	Reserve for Interest Rate Volatility
Reserve for interest rate volatility at March 31,2010 consisted of the following:
(Millions of Yen)

	Balance at end	Increase during the year		Decrease during the year
	of previous fiscal		Amount		Amount	Balance at
Type of reserve	year		provided		withdrawn	March 31, 2010
Reserve for interest rate volatility	220,000	220,000	220,000	—		440,000
Management account reserve for interest rate volatility	3,074,728	256,315	256,315	220,000	220,000	3,111,043

Total	3,294,728	476,315	476,315	220,000	220,000	3,551,043

(Thousands of US dollars)

	Balance at end	Increase during the year		Decrease during the year
	of previous fiscal		Amount		Amount	Balance at
Type of reserve	year		provided		withdrawn	March 31, 2010
Reserve for interest rate volatility	2,350,428	2,350,427	2,350,427	—		4,700,855
Management account reserve for interest rate volatility	32,849,664	2,738,410	2,738,410	2,350,427	2,350,427	33,237,647

Total	35,200,092	5,088,837	5,088,837	2,350,427	2,350,427	37,938,502

Note: 1.	During Fiscal 2008, Management account reserve for interest rate volatility was reversed in the amount of 300,000 million yen and paid to the national treasury in accordance with the Ministerial Ordinance on determination of the amount attributable to the national government for fiscal 2008 pursuant to the provisions of Article 14 of the supplementary provisions of the Law (Ordinance No.1 of the Ministry of Internal Affairs and Communications, and the Ministry of Finance, 2009).

11.	Fund for Improvement of Operations of Municipalities
Fund for improvement of operations of municipalities at March 31,2010 consisted of the following:
(Millions of Yen)

		Increase during the year		Decrease during the year
	Balance at		Amount
	end of		March 31,			Balance at
	previous	Amount of	2010	Amount		March 31,
Type of fund	fiscal year	reserve	transferred	withdrawn	Others	2010
Basic fund for improvement of operations of municipalities	892,875	8,576	—	—	44	901,407
Additional fund for improvement of operations of municipalities	1,800	—	3,731	—	—	5,531

Total	894,675	8,576	3,731	—	44	906,939

(Thousands of US dollars)

		Increase during the year		Decrease during the year
	Balance at		Amount
	end of		March 31,			Balance at
	previous	Amount of	2010	Amount		March 31,
Type of fund	fiscal year	reserve	transferred	withdrawn	Others	2010
Basic fund for improvement of operations of municipalities	9,539,271	91,628	—	—	473	9,630,426
Additional fund for improvement of operations of municipalities	19,232	—	39,864	—	—	59,096

Total	9,558,503	91,628	39,864	—	473	9,689,522

Notes: 1.	The “increase during the year” in the “amount of reserves” for the “Basic fund for improvement of operations of municipalities” is the payment in the amount stipulated in Article 46, Section 1 of the Law and received in accordance with Article 46, Section 2 of the Law.

2.	The full amount of “Others” posted in “Decrease during the year” for “Basic fund for improvement of operations of municipalities” represents the amount which was refunded in accordance with the provisions of Article 2, Section 7 of the supplementary provisions of the Enforcement ordinance of the Local Finance Law, which was subsequently amended by the Government Ordinance.

3.	“ Amount transferred” posted in “Increase during the year” for “Additional fund for improvement of operations of municipalities” represents the amount transferred to Additional fund for improvement of operations of municipalities pursuant to the provisions of Article 46, Section 5 of the Law.
12.	Reserve for Employee Retirement Benefits
(1)	Outline of retirement benefits system employed JFM has a defined benefit plan that contributes to the Employees’ Pension Fund and offers lump-sum payments upon retirement.

(2)	Projected benefit obligation

Projected benefit obligation 363 million yen (3,886 thousand dollars)

Plan assets 153 million yen (1,642 thousand dollars)

Reserve for employee retirement benefits 210 million yen (2,245 thousand dollars)

(3)	Pension expenses

Pension expenses 16 million yen (175 thousand dollars)

Pension expenses related to lump-sum payments upon retirement 3 million yen (38 thousand dollars)

Pension expenses related to the Employees’ Pension Fund 12 million yen (137 thousand dollars)

(4)	Basis of calculation of projected benefit obligation Projected benefit obligation is calculated by the simple method.
13.	Net Income by Account
Net income of General account was 4,539 million yen (48,495 thousand dollars), while net income of Management account was 4,326 million yen (46,229 thousand dollars).
14.	Cash Flows
(1)	Fiscal 2008
(a)	“Others” in III. Cash flows from financing activities section

This represents capital of the former Japan Finance Corporation for Municipal Enterprises contributed by the national government, and expenses related to Other Liabilities

(b)	Significant non-cash transaction

On October 1, 2008, JFM succeeded to assets and liabilities of the former Japan Finance Corporation for Municipal Enterprises in accordance with the provisions of Article 9, Section 1 and Article 10, Sections 1 and 2 of the supplementary provisions of the Law.
(2)	Fiscal 2009
NA

15. Information by Account (Balance Sheets).
Balance sheets of General account and Management account at March 31, 2010 were as follows:
(Millions of Yen)

	General	Management
Item	account	account	Offset	Total
(Assets)
Loans	1,761,614	20,268,613		22,030,227
Securities	984,477			984,477
Cash and bank deposits	149,264			149,264
Other assets	1,290	15,869		17,159
Tangible fixed assets	2,948			2,948
Intangible fixed assets	921			921
Due from General account		841,388	(841,388)
Due to Management account for Fund for improvement of operations of municipalities	592,831		(592,831)

Total assets	3,493,347	21,125,870	(1,434,219)	23,184,998

(Liabilities)
Bonds	1,280,894	17,253,581		18,534,475
Other liabilities	2,712	15,013		17,726
Reserve for bonuses	43			43
Reserve for directors’ bonuses	7			7
Reserve for retirement benefits	210			210
Reserve for retirement benefits for directors and corporate auditors	56			56
Fund for improvement of operations of municipalities	906,939			906,939
Basic fund for improvement of operations of municipalities	901,407			901,407
Additional fund for improvement of operations of municipalities	5,531			5,531
Due to Management account	841,388		(841,388)
Due from General account for Fund for improvement of operations of municipalities		592,831	(592,831)
Reserve under special laws	440,000	3,224,927		3,664,927
Reserve for interest rate volatility	440,000			440,000
Management account reserve for interest rate volatility		3,111,043		3,111,043
Reserve for interest rate reduction		113,883		113,883

Total liabilities	3,472,251	21,086,353	(1,434,219)	23,124,384

(Net Assets)
Capital	16,602			16,602
Retained earnings	5,834			5,834
General account surplus reserve	5,834			5,834
Valuation, translation adjustments and others	(1,340)			(1,340)
Management account surplus reserve		39,517		39,517

Total net assets	21,096	39,517		60,613

Total liabilities and net assets	3,493,347	21,125,870	(1,434,219)	23,184,998

(Thousands of US dollars)

	General	Management
Item	account	account	Offset	Total
(Assets)
Loans	18,820,664	216,545,014		235,365,678
Securities	10,517,919			10,517,919
Cash and bank deposits	1,594,703			1,594,703
Other assets	13,787	169,541		183,328
Tangible fixed assets	31,502			31,502
Intangible fixed assets	9,846			9,846
Due from General account		8,989,190	(8,989,190)
Due to Management account for Fund for improvement of operations of municipalities	6,333,669		(6,333,669)

Total assets	37,322,090	225,703,745	(15,322,859)	247,702,976

(Liabilities)
Bonds	13,684,768	184,333,132		198,017,900
Other liabilities	28,980	160,403		189,383
Reserve for bonuses	462			462
Reserve for directors’ bonuses	77			77
Reserve for retirement benefits	2,244			2,244
Reserve for retirement benefits for directors and corporate auditors	600			600
Fund for improvement of operations of municipalities	9,689,522			9,689,522
Basic fund for improvement of operations of municipalities	9,630,426			9,630,426
Additional fund for improvement of operations of municipalities	59,096			59,096
Due to Management account	8,989,190		(8,989,190)
Due from General account for Fund for improvement of operations of municipalities		6,333,669	(6,333,669)
Reserve under special laws	4,700,855	34,454,350		39,155,205
Reserve for interest rate volatility	4,700,855			4,700,855
Management account reserve for interest rate volatility		33,237,647		33,237,647
Reserve for interest rate reduction		1,216,703		1,216,703

Total liabilities	37,096,698	225,281,554	(15,322,859)	247,055,393

(Net Assets)
Capital	177,373			177,373
Retained earnings	62,337			62,337
General account surplus reserve	62,337			62,337
Valuation,translation adjustments and others	(14,318)			(14,318)
Management account surplus reserve		422,191		422,191

Total net assets	225,392	422,191		647,583

Total liabilities and net assets	37,322,090	225,703,745	(15,322,859)	247,702,976

Notes:	1.	General account and Management account

		In accordance with the provisions of Article 13, Section 1 of the supplementary provisions of the Law, Management account is used to conduct administration, collection and other related operations of the assets that JFM inherited from the former Japan Finance Corporation for Municipal Enterprises (management of the assets of the former Japan Finance Corporation for Municipal Enterprises).

		Management account is separated from the other account (General account) pursuant to the provisions of Article 13, Section 3 of the supplementary provisions of the Law.

	2.	General account surplus reserve and Management account surplus reserve

		“Net income” of General account is posted as “General account surplus reserve” in accordance with the provisions of Article 39, Section 1 of the Law, while “Net income” of Management account is posted as “Management account surplus reserve” in accordance with the provisions of Article 13, Section 8 of the supplementary provisions the Law.

	3.	Due from General account and Due to Management account

		These figures represent the amount of funds lent between General account and Management account pursuant to the provisions of Article 13, Section 4 of the supplementary provisions of the Law.

4.	Due from General account for Fund for improvement of operations of municipalities and Due to Management account for Fund for improvement of operations of municipalities.

These figures represent the amount of cash received for “Fund for improvement of operations of municipalities,” which was lent to Management account from General account pursuant to the provisions of Article 9, Section 12 of the supplementary provisions of the Law.
16. Information by Account (Statements of Income)
Statements of income of General account and Management account from April 1, 2009 through March 31, 2010 was as follows:
(Millions of Yen)

	General	Management
Item	account	account	Offset	Total
Income	45,802	557,786	(45,060)	558,528
Interest income	20,689	537,679		558,369
Fees and commissions	140			140
Other income	18	0		18
Administrative fee for Management account	975		(975)
Interest on fund for improvement of operations of municipalities	23,978		(23,978)
Interest on due from General account		1,018	(1,018)
Transfer from General account for Fund for improvement of operations of municipalities		19,088	(19,088)

Expenses	41,263	312,155	(45,060)	308,357
Interest expenses	13,001	284,346		297,347
Fees and commissions	9	262		271
Other operating expenses	2,185	2,456		4,641
General and administrative expenses	2,229	135		2,365
Other expenses	3,731			3,731
Transfer to fund for improvement of operations of municipalities	3,731			3,731
Interest on due to Management account	1,018		(1,018)
Transfer to Management account for fund for improvement of operations of municipalities	19,088		(19,088)
Administrative fee for Management account		975	(975)
Interest on fund for improvement of operations of municipalities		23,978	(23,978)

Ordinary income	4,539	245,631		250,170

Special gains	220,000	235,010	(220,000)	235,010
Provision for Management account	220,000		(220,000)
Reversal of Management account reserve for interest rate volatility		220,000		220,000
Reversal of reserve for interest rate reduction		15,010		15,010

Special losses	220,000	476,315	(220,000)	476,315
Provision for reserve for interest rate volatility	220,000			220,000
Provision for Management account reserve for interest rate volatility		256,315		256,315
Transfer to Management account		220,000	(220,000)

Net income	4,539	4,326		8,866

(Thousands of US dollars)

	General	Management
Item	account	account	Offset	Total
Income	489,342	5,959,260	(481,419)	5,967,183
Interest income	221,039	5,744,442		5,965,481
Fees and commissions	1,505			1,505
Other income	196	1		197
Administrative fee for Management account	10,423		(10,423)
Interest on fund for improvement of operations of municipalities	256,179		(256,179)
Interest on due from General account		10,881	(10,881)
Transfer from General account for Fund for improvement of operations of municipalities		203,936	(203,936)

Expenses	440,847	3,334,994	(481,419)	3,294,422
Interest expenses	138,903	3,037,892		3,176,795
Fees and commissions	100	2,804		2,904
Other operating expenses	23,347	26,244		49,591
General and administrative expenses	23,817	1,452		25,269
Other expenses	39,863			39,863
Transfer to fund for improvement of operations of municipalities	39,863			39,863
Interest on due to Management account	10,881		(10,881)
Transfer to Management account for fund for improvement of operations of municipalities	203,936		(203,936)
Administrative fee for Management account		10,423	(10,423)
Interest on fund for improvement of operations of municipalities		256,179	(256,179)

Ordinary income	48,495	2,624,266		2,672,761

Special gains	2,350,427	2,510,800	(2,350,427)	2,510,800
Provision for Management account	2,350,427		(2,350,427)
Reversal of Management account reserve for interest rate volatility		2,350,427		2,350,427
Reversal of reserve for interest rate reduction		160,373		160,373

Special losses	2,350,427	5,088,837	(2,350,427)	5,088,837
Provision for reserve for interest rate volatility	2,350,427			2,350,427
Provision for Management account reserve for interest rate volatility		2,738,410		2,738,410
Transfer to Management account		2,350,427	(2,350,427)

Net income	48,495	46,229		94,724

17.	Fair value of Marketable Securities
•	Fiscal 2008
1.	Marketable held-to-maturity securities at March 31, 2009 consisted of the following
(Millions of Yen)

	Balance sheet amount	Fair value	Difference	Unrealized gains	Unrealized losses
Financial bills	193,958	193,954	(4)	—	(4)
Treasury discount bills	411,873	411,865	(8)	—	(8)

Total	605,832	605,819	(12)	—	(12)

Notes:	1.	Fair value is based on market prices at the end of the fiscal year.

	2.	“Unrealized gains” and “Unrealized losses” are components of Difference.
2.	Securities with no available fair value at March 31, 2009 were as follows:
(Millions of Yen)

Amount
Negotiable certificate of deposits	269,000
•	Fiscal 2009

Marketable held-to-maturity securities at March 31, 2010 consisted of the following:
(Millions of Yen)

	Balance sheet amount	Fair value	Difference	Unrealized gains	Unrealized losses
Treasury discount bills	379,977	379,976	(1)	—	(1)
Negotiable certificate of deposits	604,500	604,500	—	—	—

Total	984,477	984,476	(1)	—	(1)

(Thousands of US Dollars)

	Balance sheet amount	Fair value	Difference	Unrealized gains	Unrealized losses
Treasury discount bills	4,059,586	4,059,574	(12)	—	(12)
Negotiable certificate of deposits	6,458,333	6,458,333	—	—	—

Total	10,517,919	10,517,907	(12)	—	(12)

Notes:	1.	The fair value of Treasury discount bills is based on the market price at the end of the relevant fiscal year.

	2.	The balance sheet amount for negotiable certificates of deposits is the fair value.

	3.	The “unrealized gains” and “unrealized losses” are components of Difference.

18.	Derivative Information
Status of derivative transactions
(1)	Types of derivative transactions

Derivative transactions conducted by JFM are interest rate swaps for interest rate related transactions, and currency swaps and foreign exchange forward contracts for currency related transactions.

(2)	Policies and purposes of derivative transactions

JFM uses interest rate swaps, currency swaps and foreign exchange forward contracts as a means of hedging exposure to interest rate and foreign exchange fluctuation risks, and does not enter into derivatives for speculative purposes.

Interest rate swaps are used to hedge exposure to interest rate risk on fund raising operations. Currency swaps and foreign exchange forward contracts are used to hedge exposure to foreign exchange risk associated with issuance of foreign currency-denominated bonds and foreign currency-denominated deposits.

Hedge accounting is applied to interest rate swaps, currency swaps and foreign exchange contracts.
(a)	Hedge accounting method

Interest rate swaps used to hedge the risk of interest rate fluctuations and which qualify for hedge accounting and meet specific matching criteria are not measured at market value, but the differential paid or received under the swap agreements is recognized and included in interest expense or income. If swap contracts or forward contracts used to hedge the foreign currency fluctuation qualify for deferral hedge accounting, foreign currency-denominated assets and liabilities are translated at the contracted rate.

(b)	Hedging instruments and hedged items
(i)	Hedging instrument: Interest rate swap

Hedged items: Bonds

(ii)	Hedging instrument: Currency swap

Hedged items: Foreign currency-denominated bonds

(iii)	Hedging instrument: Foreign exchange forward contract

Hedged items: Receipt of interest and principal of foreign currency-denominated bank deposits
(c)	Hedging policy

JFM uses interest rate swaps and currency swaps to hedge interest rate risk and foreign exchange risk resulting from bond issuances. Hedging instruments are selected for each individual contract.

(d)	Assessment of hedge effectiveness

JFM selects hedges that have hedging instruments and underlying transactions with the same major terms when making hedges to offset bond market fluctuations.

Accordingly, JFM deems these to be highly effective and thus does not assess its effectiveness. Moreover, a periodic assessment of hedge effectiveness for interest rate swaps and currency swaps and forward contracts which qualify for deferral hedge account is omitted when the exceptional accrual method is applied.

(3)	Risks on derivative transactions

Major risks on derivative transactions are market risk and credit risk. Market risk is the risk of future revenue fluctuations due to market value changes. Credit risk is the risk of losses incurred when counterparties are unable to fulfill their contracts due to bankruptcy or other reasons.

As for derivative transactions used for hedging purposes, market risk is offset by market risk on underlying transactions.

Regarding credit risk, JFM limits counterparties to the financial institutions with high credit standing, constantly monitors the transactions’ restructuring costs and their credit profiles, and deals with multiple counterparties.

(4)	Risk management system for derivative transactions

Execution and management of derivative transactions are conducted by the Finance Department of JFM with the approval of persons in charge in accordance with the operational guidelines which specify transaction authority and limits on the transaction amount.

Additionally, the total amount of derivative transactions, the status of risks, the assessed fair value, and the credit risk on counterparties are reported to the Integrated Risk Management Committee periodically.

SUPPLEMENTAL TABLE
Long-term bonds of JFM as of March 31, 2010 (1):

	(in millions)
Domestic bonds:
Government guaranteed bonds:
0.5%-2.2% Guaranteed Bonds due 2009-2022 issued in 1999-2009		¥10,963,620
Non-guaranteed private placement bonds:
Bonds 10 years due 2009-2019 issued in 1999-2009		3,370,200
Non-guaranteed public offering bonds due 2011-2037 issued in 2001-2009		3,176,660

Total domestic bonds		¥17,510,480
Government guaranteed bonds issued overseas (2):
U.S. Dollar bonds:
5.875% Guaranteed Bonds due 2011 ($1,000,000) issued in 2001		119,500
4.625% Guaranteed Bonds due 2015 ($1,200,000) issued in 2005		129,720
5.000% Guaranteed Bonds due 2017 ($1,000,000) issued in 2007		119,780

Subtotal	$(3,200,000)	¥369,000
Pound Sterling bonds:
5.750% Guaranteed Bonds due 2019 (£150,000) issued in 1999		28,380
Yen bonds:
1.550% Guaranteed Bonds due 2012 issued in 2002		200,000
1.350% Guaranteed Bonds due 2013 issued in 2003		130,000
2.000% Guaranteed Bonds due 2016 issued in 2006		120,000
1.900% Guaranteed Bonds due 2017 issued in 2008		75,000

Subtotal		525,000

Euro bonds:
4.500% Guaranteed Bonds due 2014 (€900,000) issued in 2004		122,040
Total government guaranteed bonds sold in foreign markets		¥1,044,420

Total long-term bonds		¥18,554,900

(1)	Includes current maturities.

(2)
The actual foreign currency amounts of bonds are set forth in parentheses (in thousands of units of the relevant foreign currency) for bonds issued in foreign currencies. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 2 of the Notes to Financial Statements.